Filed Pursuant to Rule 424(b)(5)

Registration No. 333-222580

Prospectus Supplement

(To Prospectus dated February 8, 2018)

83,333,333 Common Shares

Globus Maritime Limited

We are offering 83,333,333 of our common shares, $0.004 par value per share, directly to a small number of institutional investors pursuant to this prospectus supplement and the accompanying prospectus. The offering price of the shares is $0.18. In a concurrent private placement, we are also selling to the investors warrants to purchase an aggregate of up to 83,333,333 of our common shares at an exercise price of $0.18 per share. The private placement warrants will be exercisable for a period of five and one-half years commencing on the date of issuance. The private placement warrants and the common shares issuable upon the exercise of such warrants are not being registered under the Securities Act of 1933, as amended, are not being offered pursuant to this prospectus supplement and the accompanying prospectus, and are being offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and/or Rule 506(b) promulgated thereunder.

Our common shares are listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “GLBS.”

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement and page 4 of the accompanying prospectus and in our annual report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference herein, to read about the risks you should consider before purchasing our common shares.

We have retained Maxim Group LLC (whom we refer to herein as the Placement Agent) as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase our common shares in this offering. The Placement Agent is not selling any of our common shares pursuant to this prospectus supplement or the accompanying prospectus. We expect that delivery of our common shares being offered pursuant to this prospectus supplement will be made to the Investors on or about July 21, 2020, subject to customary closing conditions.

	Per Share	Total
Public offering price	$0.18	$15,000,000
Placement Agent’s fees (1)	$0.0126	$1,050,000
Proceeds, before expenses, to the Company	$0.1674	$13,950,000

(1)       We have agreed to pay the Placement Agent a cash fee equal to 7.0% of the gross proceeds. In addition, we have agreed to pay certain expenses and advances of the Placement Agent, as discussed under “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

MAXIM GROUP LLC

The date of this prospectus supplement is July 17, 2020

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Commission utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the securities offered hereby and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying base prospectus, gives more general information and disclosure about the securities we may offer from time to time, some of which does not apply to this offering of common shares. When we refer to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the base prospectus.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated into each by reference include important information about us and the common shares being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Where You Can Find Additional Information” in this prospectus supplement and the accompanying prospectus before investing in our common shares.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus. We have not authorized anyone to provide you with information that is different from the foregoing. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell our common shares only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated, all references to “$” and “dollars” in this prospectus supplement are to United States dollars, and financial information presented in this prospectus is derived from financial statements that are incorporated by reference and were prepared in accordance with International Financial Reporting Standards (IFRS). We have a fiscal year end of December 31.

S-i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement includes “forward-looking statements,” as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts or that are not present facts or conditions. Forward-looking statements and information can generally be identified by the use of forward-looking terminology or words, such as “anticipate,” “approximately,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “ongoing,” “pending,” “perceive,” “plan,” “potential,” “predict,” “project,” “seeks,” “should,” “views” or similar words or phrases or variations thereon, or the negatives of those words or phrases, or statements that events, conditions or results “can,” “will,” “may,” “must,” “would,” “could” or “should” occur or be achieved and similar expressions in connection with any discussion, expectation or projection of future operating or financial performance, costs, regulations, events or trends. The absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements and information are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

The forward-looking statements in this prospectus supplement are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward- looking statements.

In addition to these important factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include among other things:

•	changes in shipping industry trends, including charter rates, vessel values and factors affecting vessel supply and demand;

•	changes in seaborne and other transportation patterns;

•	changes in the supply of or demand for dry bulk commodities, including dry bulk commodities carried by sea, generally or in particular regions;

•	the strength of world economies;

•	the stability of Europe and the Euro;

•	fluctuations in interest rates and foreign exchange rates;

•	changes in the number of newbuildings under construction in the dry bulk shipping industry;

•	changes in the useful lives and the value of our vessels and the related impact on our compliance with loan covenants;

•	the aging of our fleet and increases in operating costs;

•	changes in our ability to complete future, pending or recent acquisitions or dispositions;

•	changes to our financial condition and liquidity, including our ability to pay amounts that we owe and obtain additional financing to fund capital expenditures, acquisitions and other general corporate activities;

•	risks related to our business strategy, areas of possible expansion or expected capital spending or operating expenses;

S-ii

•	changes in the availability of crew, number of off-hire days, classification survey requirements and insurance costs for the vessels in our fleet;

•	changes in our relationships with our contract counterparties, including the failure of any of our contract counterparties to comply with their agreements with us;

•	loss of our customers, charters or vessels;

•	damage to our vessels;

•	potential liability from future litigation and incidents involving our vessels;

•	our future operating or financial results;

•	our ability to continue as a going concern;

•	acts of terrorism, other hostilities, pandemics or other calamities (including, without limitation, the worldwide novel coronavirus outbreak of 2020);

•	changes in global and regional economic and political conditions;

•	our ability to continue as a going concern;

•	potential exposure or loss from investment in derivative instruments;

•	potential conflicts of interest involving our Chief Executive Officer, the Chairman of our board of directors, or their family and other members of our senior management;

•	changes in governmental rules and regulations or actions taken by regulatory authorities, particularly with respect to the dry bulk shipping industry; and

•	other factors listed from time to time in this prospectus supplement, registration statements, reports or other materials that we have filed with or furnished to the Commission, including our most recent annual report on Form 20-F, which is incorporated by reference into this prospectus supplement.

These factors could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results or developments. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

S-iii

ENFORCEABILITY OF CIVIL LIABILITIES

We a Republic of the Marshall Islands corporation and our principal executive offices are located outside the United States. The majority of the directors, officers and our independent registered public accounting firm reside outside the United States. In addition, substantially all of our assets and the assets of certain of our directors, officers and our independent registered public accounting firm are located outside the United States. As a result, it may not be possible for you to serve legal process within the United States upon us or any of these persons. It may also not be possible for you to enforce, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that courts of such jurisdictions would enforce judgments of U.S. courts obtained in actions against us, our directors or officers and such experts based upon the civil liability provisions of applicable U.S. federal and state securities laws or would enforce, in original actions, liabilities against us, our directors or officers and such experts based on those laws.

S-iv

SUMMARY

This summary highlights certain information that appears elsewhere in this prospectus supplement or in documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including our financial statements and the related notes and the information in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” As an investor or prospective investor, you should also review carefully the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus supplement, the accompanying prospectus and in our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference herein.

Unless the context otherwise requires, as used in this prospectus supplement, the terms “Company”, “Globus”, “we”, “us”, and “our” refer to Globus Maritime Limited and all of its subsidiaries, and “Globus Maritime Limited” refers only to Globus Maritime Limited and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of our vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Our reporting currency is the U.S. dollar and all references in this prospectus to “$” or “dollars” are to U.S. dollars and financial information presented in this prospectus is derived from the financial statements incorporated by reference in this prospectus that were prepared in accordance with international financial reporting standards, or IFRS.

Overview

We are an integrated international owner and operator of dry bulk vessels, focusing on the Panamax and Supramax sectors, providing marine transportation services on a worldwide basis. We currently own five dry bulk vessels, four Supramaxes and one Panamax, with 300,571 dwt carrying capacity and an average age of 12.3 years as of June 30, 2020. We own each of our vessels through separate, wholly owned subsidiaries, four of which are incorporated in the Marshall Islands, and one of which is incorporated in Malta. All of our Supramax vessels are geared. Geared vessels can operate in ports with minimal shore-side infrastructure. Due to the ability to switch between various dry bulk cargo types and to service a wider variety of ports, the day rates for geared vessels tend to have a premium. Our vessels can carry the majority of dry bulk commodities such as, coal, finished steel products, as well as minerals such as, iron ore, chromium ore, and nickel ore. In addition, we are also engaged in the carriage of agribulks such as grains, soy bean, rice, and sugar. Our fleet operates on a worldwide basis with presence in both the Pacific and Atlantic oceans.

Our operations are managed by our Attica, Greece-based wholly owned subsidiary, Globus Shipmanagement Corp., which we refer to as our Manager, which provides in-house commercial and technical management for our vessels and provided consulting services for an affiliated ship-management company. Our Manager has entered into a ship management agreement with each of our wholly owned vessel-owning subsidiaries. Virtually all aspects of our vessels are managed in-house including managing day-to-day vessel operations, such as supervising the crewing, supplying, maintaining of vessels and other services. We believe that by having these critical management functions in-house provides efficiency, fast reaction times, good communication among departments and effective cost management.

We intend to grow our fleet through timely and selective acquisitions of modern vessels in a manner that we believe will provide an attractive return on equity and will be accretive to our earnings and cash flow based on anticipated market rates at the time of purchase. Additionally, we may target asset divestitures in line with our strategy as we look to grow and modernize our fleet. There is no guarantee however, that we will be able to find suitable vessels to purchase or that such vessels will provide an attractive return on equity or be accretive to our earnings and cash flow.

Our company was incorporated in 2006 in Jersey, and in 2010 we redomiciled into the Republic of the Marshall Islands.

Our Fleet

Our Current Fleet

Vessel	Year Built	Flag	Direct Owner	Shipyard	Vessel Type	Type of Employment	Delivery Date	Carrying Capacity (dwt)
m/v River Globe	2007	Marshall Islands	Devocean Maritime Ltd.	Yangzhou Dayang	Supramax	Spot	December 2007	53,627
m/v Sky Globe	2009	Marshall Islands	Domina Maritime Ltd.	Taizhou Kouan	Supramax	Spot	May 2010	56,855
m/v Star Globe	2010	Marshall Islands	Dulac Maritime S.A.	Taizhou Kouan	Supramax	Spot	May 2010	56,867
m/v Moon Globe	2005	Marshall Islands	Artful Shipholding S.A.	Hudong-Zhonghua	Panamax	Spot	June 2011	74,432
m/v Sun Globe	2007	Malta	Longevity Maritime Limited	Tsuneishi Cebu	Supramax	Spot	September 2011	58,790
							Ave. Age: 12.3*	Total dwt: 300,571

*As of June 30, 2020

Our fleet is currently comprised of a total of five dry bulk vessels consisting of one Panamax and four Supramaxes. The weighted average age of the vessels we owned as of June 30, 2020 was 12.3 years, and their carrying capacity was 300,571 dwt.

M/V Sky Globe, Star Globe, River Globe, Sun Globe are Supramax vessels that primarily trade in the Far East, Indian Ocean, South America and the Persian Gulf. The vessels are engaged in the coal, ore and agribulk trades.

M/V Moon Globe is a Panamax and trades primarily in the East Coast of South America, the Far East and the Mediterranean. The vessel is primarily engaged in ore and agribulk trading.

All the above-mentioned vessels are operating in the spot market or on short period charters.

Recent Developments

On June 12, 2020, we entered into a stock purchase agreement and issued 5,000 of our newly-designated Series B Preferred Shares, par value $0.001 per share, to Goldenmare Limited, a company controlled by our Chief Executive Officer, Athanasios Feidakis, in return for $150,000, which amount was paid by reducing, on a dollar for dollar basis, the amount payable as executive compensation by the Company to Goldenmare Limited pursuant to a consultancy agreement.

On June 22, 2020, we closed a public offering and partial exercise of the underwriter’s overallotment option. In connection therewith, we issued 39,425,000 common shares and 39,425,000 Class A Warrants for aggregate proceeds, after deducting underwriting discounts and commissions and underwriter expenses, but before other expenses payable by us, of approximately $12.6 million.

On June 25, 2020, we repaid all amounts owed in complete satisfaction of our obligations pursuant to a Senior Convertible Note issued March 13, 2019.

On June 30, 2020, we issued 45,850,000 of our common shares in a registered direct offering concurrently with a private placement of 45,850,000 warrants, or the June PP Warrants, each exercisable to purchase one common share for an exercise price of $0.30, for a purchase price of $0.27 per common share and June PP Warrant. Effective on the closing of this offering, our board of directors has determined to reduce the exercise price of the June PP Warrants from $0.30 per share to $0.18 per share.

From June 22, 2020 to July 16, 2020, the Company issued 555,000 common shares pursuant to exercises of outstanding Class A Warrants.

On July 15, 2020, we approved an issuance of 25,000 of our Series B preferred shares, par value $0.001 per share, to Goldenmare Limited in return for $150,000. The $150,000 is expected to be paid by reducing, on a dollar for dollar basis, the amount payable as compensation by the Company to Goldenmare Limited pursuant to a consultancy agreement. In addition, we agreed to increase the maximum voting rights under the Series B preferred shares from 49.0% to 49.99%. The amount that we owed to Goldenmare Limited as of June 30, 2020 was approximately $465,000.

Corporate Information

We originally incorporated as Globus Maritime Limited on July 26, 2006 pursuant to the Companies (Jersey) Law 1991 (as amended) and re-domiciled into the Marshall Islands on November 24, 2010. Our registered address is Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. Our registered agent in the Republic of the Marshall Islands is The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960. Our principal executive office is located at 128 Vouliagmenis Avenue, 3rd Floor, 166 74 Glyfada, Attica, Greece. Our telephone number is +30 210 960 8300. Our corporate website address is http://www.globusmaritime.gr. The information contained on or accessed through our website does not constitute part of, and is not incorporated into, this prospectus. The SEC maintains a website that contains reports, proxy and information statements, and other information that we and other issuers file electronically at http://www.sec.gov.

Going Concern

Our consolidated financial statements as of and for the year ended December 31, 2019 and our unaudited interim consolidated financial statements for the three months ended March 31, 2020 were prepared assuming that we will continue as a going concern and do not include any adjustments that might be necessary if we are unable to continue as a going concern. However, there are substantial doubts about our ability to continue as a going concern. We acknowledge that uncertainty remains over our ability to meet our liabilities as they fall due. We may be unable to realize assets at their recognized values and to extinguish liabilities in the normal course of business at the amounts stated in these consolidated financial statements. If we cannot secure the financing needed to continue as a viable business, our shareholders may lose some or all of their investment in us. Our independent registered public accounting firm, Ernst & Young (Hellas) Certified Auditors Accountants S.A., or EY, has issued their opinion with an explanatory paragraph in connection with the consolidated financial statements for the year ended December 31, 2019 included in our annual report that includes an emphasis of matter in relation to the substantial doubt about our ability to continue as a going concern.

THE OFFERING

Issuer	Globus Maritime Limited
Common shares outstanding as of the date of this prospectus supplement	92,259,674 common shares
Common shares being offered	83,333,333 common shares
Common shares to be outstanding immediately after this offering	175,593,007 common shares
Use of proceeds	We intend to use all of the net proceeds of this offering for general corporate purposes which may include, among other things, prepaying debt or partially funding the acquisition of modern dry bulk vessels in accordance with our growth strategy. However, we do not currently have definitive plans for any debt prepayments nor have we identified any potential acquisitions, and we can provide no assurance that we will be able to complete any debt prepayment or the acquisition of any vessel that we are able to identify. We expect that the net proceeds of this offering will be approximately $13.8 million net of the Placement Agent’s fees and other estimated offering expenses.
Risk Factors	Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page S-5 of this prospectus supplement and page 4 of the accompanying prospectus and in our annual report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference herein, to read about the risks you should consider before purchasing our common shares.
Listing	Our common shares are listed on Nasdaq under the symbol “GLBS.”
Concurrent private placement	In a concurrent private placement, we are selling to the purchasers of our common shares in this offering warrants to purchase 83,333,333 of our common shares at an exercise price of $0.18 per share. We will receive gross proceeds from the concurrent private placement transaction solely to the extent such warrants are exercised for cash. The warrants and the common shares issuable upon the exercise of the warrants are not being offered pursuant to this prospectus supplement and the accompanying prospectus. See “Private Placement Transaction.”

The number of our common shares that will be outstanding immediately after this offering as shown above excludes:

•      83,333,333 common shares issuable upon exercise of the warrants being issued in the private placement concurrently with this offering;

•      45,850,000 common shares issuable upon exercise of the June PP Warrants issued in a private placement that closed on June 30, 2020 and expire in December 2025;

•      38,870,000 common shares issuable upon the exercise of outstanding Class A Warrants at an exercise price of $0.35 per share and expire in June 2025;

•      3,571 common shares and/or pre-funded warrants in lieu thereof (and 3,571 common shares issuable upon the issuance of additional Class A Warrants) issuable on further exercise of the overallotment option granted to the representative of the underwriters in our public offering which closed on June 22, 2020; and

•      Up to 307,519 of our common shares issuable to repay the amount outstanding under the $15 million credit facility with Firment Shipping Inc., which we refer to as the Firment Shipping Credit Facility, based on approximately $861,100 of principal and interest outstanding on the date hereof and assuming full repayment of such amount at a conversion price of $2.80.

RISK FACTORS

An investment in our common shares involves a high degree of risk. Before deciding to invest in our common shares, you should carefully consider the risks described in the accompanying prospectus and under the heading “Risk Factors” beginning on page 8 of our annual report on Form 20-F for the year ended December 31, 2019, which is incorporated by reference into this prospectus supplement. In addition, you should carefully consider the other information in the annual report and other documents that are incorporated by reference into this prospectus supplement. See “Where You Can Find Additional Information.” The risks and uncertainties referred to above are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations could be materially adversely affected. In that case, you may lose all or part of your investment in the common shares.

We have broad discretion in the use of the net proceeds from this offering and may use the net proceeds in ways with which you disagree.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our securities. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We may issue additional common shares or other equity securities without shareholder approval, which would dilute our existing shareholders’ ownership interests and may depress the market price of our common shares.

We may issue additional common shares or other equity securities of equal or senior rank in the future without shareholder approval in connection with, among other things, future vessel acquisitions, the repayment of outstanding indebtedness, and the conversion of convertible financial instruments.

Our issuance of additional common shares or other equity securities of equal or senior rank in these situations would have the following effects:

•        our existing shareholders’ proportionate ownership interest in us would decrease;

•        the proportionate amount of cash available for dividends payable on our common shares could decrease;

•        the relative voting strength of each previously outstanding common share could be diminished; and

•        the market price of our common shares could decline.

In addition, we may be obligated to issue, upon exercise or conversion of outstanding agreements, warrants and credit facilities pursuant to the terms thereof:

•        83,333,333 common shares issuable upon exercise of the warrants being issued in the private placement concurrently with this offering;

•        45,850,000 common shares issuable upon the exercise of outstanding June PP Warrants at an exercise price of $0.30 per share (which exercise price shall adjust from $0.30 per share to $0.18 per share effective upon the closing of this offering) and expire in December 2025;

•        38,870,000 common shares issuable upon the exercise of outstanding Class A Warrants at an exercise price of $0.35 per share and expire in June 2025;

•        3,571 common shares and/or pre-funded warrants in lieu thereof (and 3,571 common shares issuable upon the issuance of additional Class A Warrants) issuable on further exercise of the overallotment option granted to the representative of the underwriters in our public offering which closed on June 22, 2020; and

•        Up to 307,519 of our common shares issuable to repay the amount outstanding under the $15 million credit facility with Firment Shipping Inc., based on approximately $861,100 of principal and interest outstanding on the date hereof and assuming full repayment of such amount at a conversion price of $2.80, but which number of shares could be increased if we borrow additional funds under that credit facility.

We also issue, on a quarterly basis, common shares to certain of our directors. In addition, on July 15, 2020, we approved an issuance of 25,000 of our Series B preferred shares, par value $0.001 per share, to Goldenmare Limited in return for $150,000. The $150,000 is expected to be paid by reducing, on a dollar for dollar basis, the amount payable as compensation by the Company to Goldenmare Limited pursuant to a consultancy agreement. In addition, we agreed to increase the maximum voting rights under the Series B preferred shares from 49.0% to 49.99%.

Our issuance of additional common shares upon the exercise of such warrants and credit facilities would cause the proportionate ownership interest in us of our existing shareholders, other than the exercising warrant or credit facility holder, to decrease; the relative voting strength of each previously outstanding common share held by our existing shareholders to decrease; and, depending on our share price when and if these warrants or notes are exercised, may result in dilution to our shareholders.

Future issuances or sales, or the potential for future issuances or sales, of our common shares may cause the trading price of our securities to decline and could impair our ability to raise capital through subsequent equity offerings.

We have issued a significant number of our common shares and may do so in the future. Shares to be issued pursuant to the exercise of our outstanding warrants, including the warrants being issued in the concurrent private placement, could cause the market price of our common shares to decline, and could have an adverse effect on our earnings per share. In addition, future sales of our common shares or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common shares to decline, and could materially impair our ability to raise capital through the sale of additional securities.

The market price of our common shares could decline due to sales, or the announcements of proposed sales, of a large number of common shares in the market, including sales of common shares by our large shareholders, or the perception that these sales could occur. These sales or the perception that these sales could occur could also depress the market price of our common shares and impair our ability to raise capital through the sale of additional equity securities or make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate. We cannot predict the effect that future sales of common shares or other equity-related securities would have on the market price of our common shares.

Our loan agreements and other financing arrangements contain, and we expect that other future loan agreements and financing arrangements will contain, restrictive covenants that may limit our liquidity and corporate activities, which could limit our operational flexibility and have an adverse effect on our financial condition and results of operations. In addition, because of the presence of cross-default provisions in our loan agreements and financing arrangements, a default by us under one loan could lead to defaults under multiple loans.

Our loan agreements and other financial arrangements contain, and we expect that other future loan agreements and financing arrangements will contain, customary covenants and event of default clauses, financial covenants, restrictive covenants and performance requirements, which may affect operational and financial flexibility. Such restrictions could affect, and in many respects limit or prohibit, among other things, our ability to pay dividends, incur additional indebtedness, create liens, sell assets, or engage in mergers or acquisitions. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect our ability to finance our future operations or capital needs.

As a result of these restrictions, we may need to seek permission from our lenders and other financing counterparties in order to engage in some corporate actions. Our lenders’ and other financing counterparties’ interests may be different from ours and we may not be able to obtain their permission when needed. This may prevent us from taking actions that we believe are in our best interests, which may adversely impact our revenues, results of operations and financial condition.

A failure by us to meet our payment and other obligations, including our financial covenants and any security coverage requirements, could lead to defaults under our financing arrangements. Likewise, a decrease in vessel values or adverse market conditions could cause us to breach our financial covenants or security requirements (the market values of dry bulk vessels have generally experienced high volatility). In the event of a default that we cannot remedy, our lenders and other financing counterparties could then accelerate their indebtedness and foreclose on the respective vessels in our fleet. The loss of any of our vessels could have a material adverse effect on our business, results of operations and financial condition.

In the recent past, we obtained waivers and deferrals of some major financial covenants under our loan facilities with our lenders until the end of the third quarter of 2020. However, there can be no assurance that we will obtain similar waivers and deferrals from our lenders in the future, if needed, as we have obtained in the past. We are currently in compliance with all applicable financial covenants under our existing loan facilities. For more information regarding our current loan facilities, see please see “Item 5. Operating and Financial Review and Prospects – B. Liquidity and Capital Resources – Loan Arrangements” in our annual report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated by reference herein.

Because of the presence of cross-default provisions in our loan agreements, a default by us under a loan and the refusal of any one lender to grant or extend a waiver could result in the acceleration of our indebtedness under our other loans. A cross-default provision means that if we default on one loan, we would then default on our other loans containing a cross-default provision.

Pandemics such as the novel coronavirus (COVID-19) make it very difficult for us to operate in the short-term and have unpredictable long-term consequences, all of which could decrease the supply of and demand for the raw materials we transport, the rates that we are paid to carry our cargo, and our financial outlook.

On March 11, 2020, the World Health Organization declared the spread of a novel coronavirus (COVID-19) to be a global pandemic. In the name of public health, governments around the world have shuttered workplaces, restricted travel, and put in place other measures which have resulted in a dramatic decrease of economic activity, including a reduction of goods imported and exported worldwide. While some economies have begun re-opening in limited capacities, it is impossible to predict the course the virus will take, how governments would respond to a second or third wave of the virus, whether an effective vaccine can be produced economically at scale, and how the behavior of our clients will change, if at all, due to the coronavirus pandemic’s economic shock. Some experts fear that the economic consequences of COVID-19 could cause a recession that outlives the pandemic.

We have thus far been affected by COVID-19 as follows:

•	The pandemic has had a negative impact on our voyage revenues for the three-month period ended March 31, 2020, which reached $2.3 million, compared to $3.5 million to the same period in 2019. We attribute this 35% decrease to the low freight rates achieved in the first quarter of 2020, which we attribute mainly to the outbreak of the novel coronavirus.

•	Based upon increased volatility in the charter market and its effect on the recoverability of the carrying amount for our vessels, we concluded that the pandemic may have trigged the impairment of our vessels. We performed an impairment assessment of our vessels by comparing the discounted projected net operating cash flows for each vessel to its carrying value. As of March 31, 2020, the Company concluded that the recoverable amounts of the vessels were lower than their carrying amounts and recorded an impairment loss of $4.6 million.

•	Our vessels have been subject to quarantine checks upon arriving at certain ports. This has functionally limited the amount of cargo that the Company (and its competitors) are able to move because countries worldwide have imposed quarantine checks on arriving vessels, which have caused delays in loading and delivery of cargoes.

•	Due to quarantine restrictions placed on persons and additional procedures using commercial aviation and other forms of public transportation, our crew has had difficulty embarking and disembarking on our ships. This has not thus far functionally affected our ability to crew out vessels.

We expect that pandemics generally, including the current novel coronavirus pandemic, could affect our business in the following ways, among others:

(1)	Pandemics generally reduce the demand for goods worldwide without a commensurate corresponding change in the number of vessels worldwide, thereby increasing competition for cargo and decreasing the market price for transporting dry bulk products.

(2)	Countries could impose quarantine checks and hygiene measures on arriving vessels, which functionally reduce the amount of cargo that we and our competitors are able to move by causing delays in loading and delivery of cargo.

(3)	The process of buying, selling, and maintaining vessels is made more onerous and time-intensive. For instance, delays may be caused at shipyards for newbuildings, drydocks and other works, in vessel inspections and related certifications by class societies, customers or government agencies, as well as delays and shortages or a lack of access to required spare parts and lack of berths or shortages in labor, which may in turn delay any repairs to, scheduled or unscheduled maintenance or modifications, or drydocking of, our vessels.

(4)	We have a decrease in productivity, generally, as people—including our office employees and crews, as well as our counterparties—get sick and take time off from work. We are particularly vulnerable to our crew members getting sick, as if even one of our crew members gets sick, local authorities could require us to detain and quarantine the ship and its crew for an unspecified amount of time, disinfect and fumigate the vessels, or take similar precautions, which would add costs, decrease our utilization, and substantially disrupt our cargo operations. If a vessel’s entire crew fell seriously ill, we may have substantial difficulty operating its vessel and may necessitate extraordinary external aid.

(5)	International transportation of personnel could be limited or otherwise disrupted. In particular, our crews generally work on a rotation basis, relying largely on international air transport for crew changes plan fulfillment. Any such disruptions could impact the cost of rotating our crew, and possibly impact our ability to maintain a full crew synthesis onboard all our vessels at any given time. It may also be difficult for our in-house technical teams to travel to ship yards to observe vessel maintenance, and we may need to hire local experts, which local experts may vary in skill and are difficult to supervise remotely, to conduct work we ordinarily address in-house.

(6)	Governments impose new regulations, directives or practices, which we may be obligated to implement at our own expense.

(7)	Any or all of the foregoing could lead our charterers to try to invoke force majeure clauses.

(8)	Credit tightening or declines in global financial markets, including to the prices of our publicly traded securities and the securities of our peers, could make it more difficult for us to access capital, including to finance our existing debt obligations.

Any of these public health threats and related consequences could adversely affect our financial results.

It is too early to assess the full long-term impact of the ongoing novel coronavirus pandemic on global markets, and particularly on the shipping industry. It may take some time to materialize and may not be fully reflected in the results for the year ending December 31, 2020.

USE OF PROCEEDS

We intend to use all of the net proceeds of this offering for general corporate purposes which may include, among other things, prepaying debt or partially funding the acquisition of modern dry bulk vessels in accordance with our growth strategy. However, we do not currently have definitive plans for any debt prepayments nor have we identified any potential acquisitions, and we can provide no assurance that we will be able to complete any debt prepayment or the acquisition of any vessel that we are able to identify. We expect that the net proceeds of this offering will be approximately $13.8 million net of the Placement Agent’s fees and other estimated offering expenses.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2020:

●       on an actual basis, based on 6,416,666 common shares outstanding as of March 31, 2020, and excludes, as of such date (1) 100,000 common shares available for issuance under our 2012 Equity Incentive Plan; (2) up to 2,475,660 of our common shares issuable at our option upon conversion of the Convertible Note, based on $2,475,660 of principal and interest outstanding on March 31, 2020 and assuming full conversion of such amount at the floor price of the Convertible Note, it being noted that the Convertible Note has been fully repaid; and (3) up to 307,519 of our common shares issuable upon the issuance of shares to repay the Firment Shipping Credit Facility, based on approximately $861,100 of principal and interest outstanding on the date hereof and assuming full repayment of such amount at a conversion price of $2.80;

●       on an as adjusted basis, to reflect the issuance between March 31, 2020 and the date of this prospectus of 5,000 Series B preferred shares on June 12, 2020, the issuance of 39,425,000 common shares and 39,425,000 Class A Warrants exercisable into 39,425,000 common shares (and assuming no exercises of the Class A Warrants other than the 555,000 Class A Warrants exercised in June 2020), the payment in full on June 25, 2020 of all amounts owed pursuant to our Convertible Note, the issuance of 45,850,000 common shares and 45,850,000 June PP Warrants exercisable into 45,850,000 common shares (and assuming no exercises of the June PP Warrants), and the issuance of 13,008 common shares to our independent directors in July 2020; and

●       on an as further adjusted basis to give effect to the sale of common shares in this offering and the warrants being issued in the concurrent private placement.

There have been no significant adjustments to our capitalization since March 31, 2020, other than the adjustments described above. The historical data in the table is derived from, and should be read in conjunction with, our historical consolidated financial statements incorporated by reference into this prospectus supplement. You should also read this table in conjunction with the information in the section entitled “Operating and Financial Review and Prospects” included in our annual report on Form 20-F, incorporated by reference herein.

	Actual	As Adjusted (unaudited)	As Further Adjusted** (unaudited)
	(dollars in thousands except per share and share data)
Capitalization:
EnTrust Loan Facility	$37,000	$37,000	$37,000
Firment Shipping Credit Facility	$307	$307	$307
Convertible Note	$798	$—	$—
Total debt (including current portion)	$38,105	$37,307	$37,307
Preferred shares, $0.001 par value; 100,000,000 shares authorized, none issued*, actual and adjusted	—	—	—
Common shares, $0.004 par value; 500,000,000 shares authorized, 6,416,666 shares issued and outstanding actual, 92,259,674 shares issued and outstanding as adjusted, 175,593,007 shares issued and outstanding as further adjusted	$26	$369	$702
Class B Shares, $0.001 par value; 100,000 shares authorized, none issued, actual and adjusted	—	—	—
Series B Preferred Shares, $0.001 par value; none issued actual; 5,000 issued as adjusted and further adjusted	—	—	—
Share premium	$146,326	$170,530	$184,147
Accumulated deficit	$(144,650)	$(144,650)	$(144,650)
Total shareholders’ equity	$1,702	$26,249	$40,199
Total capitalization	$39,807	$63,556	$77,506

Except as otherwise noted, all information in this prospectus supplement reflects and assumes (i) no further exercise of the overallotment option granted to the representative of the underwriters in our public offering which closed on June 22, 2020, (ii) no exercise of Class A Warrants, the June PP Warrants or the warrants being issued in the concurrent private placement.

*Excludes 5,000 Series B Preferred Shares accounted for elsewhere in this table, and does not take into account an additional 25,000 Series B Preferred Shares that we have approved for issuance but not yet issued.

** The As Further Adjusted common shares and Additional paid-in capital do not include the unexercised portion of the overallotment option granted to the representative of the underwriters.

PRIVATE PLACEMENT TRANSACTION

Concurrently with the sale of common shares in this offering, we will issue and sell to the investors in this offering warrants to purchase up to an aggregate of 83,333,333 common shares at an exercise price equal to $0.18 per share. The purchase price for one common share sold in this offering and one warrant will be an aggregate of $0.18.

The private placement warrants and the common shares issuable upon the exercise of such warrants are not being registered under the Securities Act, are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and/or Rule 506(b) promulgated thereunder. Accordingly, purchasers may only sell common shares issued upon exercise of the private placement warrants pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

Exercisability. The private placement warrants are exercisable for a period of five and one-half years commencing on the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice with payment in full in immediately available funds for the number of common shares purchased upon such exercise. If a registration statement registering the resale of the common shares underlying the private placement warrants under the Securities Act is not effective or available at any time after the six month anniversary of the date of issuance of the private placement warrants, the holder may, in its sole discretion, elect to exercise the private placement warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of common shares determined according to the formula set forth in the warrant. If we do not issue the shares in a timely fashion, the warrant contains certain damages provisions. No fractional common shares will be issued in connection with the exercise of a warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the private placement warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage of beneficial ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage, but not in excess of 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exercise Price Adjustment. The exercise price of the private placement warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Exchange Listing. There is no established trading market for the private placement warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the private placement warrants on any national securities exchange or other trading market.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the private placement warrants with the same effect as if such successor entity had been named in the warrant itself. If holders of our common shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the private placement warrant following such fundamental transaction. In addition, we or the successor entity, at the request of warrant holders, will be obligated to purchase any unexercised portion of the private placement warrants in accordance with the terms of such warrants.

Rights as a Shareholder. Except as otherwise provided in the private placement warrants or by virtue of such holder’s ownership of our common shares, the holder of a private placement warrant will not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the warrant.

Resale/Registration Rights. We are required to file a registration statement providing for the resale of the common shares issued and issuable upon the exercise of the private placement warrants. Subject to certain exceptions, we are required to use commercially reasonable efforts to cause such registration to become effective and to keep such registration statement effective at all times until no investor owns any warrants or shares issuable upon exercise thereof.

TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following discussion is based upon the opinion of Watson Farley & Williams LLP and the current laws of the Republic of the Marshall Islands and is applicable only to persons who are not citizens of and do not reside in, maintain offices in or engage in business, transactions, or operations in the Republic of the Marshall Islands.

Because we and our subsidiaries do not, and we do not expect that we or any of our subsidiaries will, conduct business, transactions, or operations in the Republic of the Marshall Islands, and because we anticipate that all documentation related to any offerings pursuant to this prospectus supplement will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law holders of our common shares will not be subject to Marshall Islands taxation or withholding on dividends. In addition, holders of our common shares will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of the common shares, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the sale of common shares.

It is the responsibility of each shareholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Accordingly, each shareholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal, tax returns which may be required of such shareholder.

United States Tax Considerations

The following is a discussion of material United States federal income tax consequences of the ownership and disposition of the Company’s common shares that, subject to the representations, covenants, assumptions, conditions and qualifications described herein, may be relevant to prospective shareholders and, unless otherwise noted in the following discussion, is the opinion of Watson Farley & Williams LLP, our United States counsel, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing final, temporary and proposed regulations thereunder and current administrative rulings and court decisions, all as in effect on the effective date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No rulings have been or are expected to be sought from the United States Internal Revenue Service, or the IRS, with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions.

The following summary does not address all United States federal income tax consequences applicable to any given holder of our common shares, nor does it address the United States federal income tax considerations applicable to categories of investors subject to special taxing rules, such as expatriates, banks, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations, dealers or traders in securities or currencies, partnerships, S corporations, estates and trusts, investors that hold their common shares as part of a hedge, straddle or an integrated or conversion transaction, investors whose “functional currency” is not the United States dollar or investors that own, directly, indirectly, or by attribution, 10% or more of our stock by vote or value. Furthermore, the discussion does not address alternative minimum tax consequences or estate or gift tax consequences, or any state tax consequences, and is limited to shareholders that will hold their common shares as “capital assets” within the meaning of Section 1221 of the Code. Each shareholder is encouraged to consult and discuss with his or her own tax advisor the United States federal, state, local and non-United States tax consequences particular to him or her of the acquisition, ownership or disposition of common shares. Further, it is the responsibility of each shareholder to file all state, local and non-United States, as well as United States federal, tax returns that may be required of it.

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United States Federal Income Taxation of United States Holders

As used herein, “United States Holder” means a beneficial owner of the Company’s common shares that is an individual citizen or resident of the United States for United States federal income tax purposes, a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), an estate the income of which is subject to United States federal income taxation regardless of its source or a trust where a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust (or a trust that has made a valid election under United States Department of the Treasury regulations to be treated as a domestic trust). A “Non-United States Holder” generally means any owner (or beneficial owner) of common shares that is not a United States Holder, other than a partnership. If a partnership holds common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding common shares should consult their own tax advisors regarding the tax consequences of an investment in the common shares (including their status as United States Holders or Non-United States Holders).

Distributions

Subject to the discussion of passive foreign investment companies, or PFICs, below, any distributions made by the Company with respect to the common shares to a United States Holder will generally constitute dividends, which may be taxable as ordinary income or qualified dividend income as described in more detail below, to the extent of the Company’s current or accumulated earnings and profits as determined under United States federal income tax principles. Distributions in excess of the Company’s earnings and profits will be treated as a nontaxable return of capital to the extent of the United States Holder’s tax basis in its common shares and, thereafter, as capital gain.

Dividends paid in respect of the Company’s common shares may qualify for the preferential rate attributable to qualified dividend income if: (1) the common shares are readily tradable on an established securities market in the United States; (2) the Company is not a PFIC for the taxable year during which the dividend is paid or in the immediately preceding taxable year; (3) the United States Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend and (4) the United States Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. The first requirement currently is and has been met, as our common shares are listed on the Nasdaq Capital Market tier of the Nasdaq Stock Market, which is an established securities market. Further, there is no minimal trading requirement for shares to be “readily tradable,” so as long as our common shares remain listed on the Nasdaq Capital Market or any other established securities market in the United States, the first requirement will be satisfied. However, if our common shares are delisted and are not tradable on an established securities market in the United States, the first requirement would not be satisfied, and dividends paid in respect of our common shares would not qualify for the preferential rate attributable to qualified dividend income. The second requirement is expected to be met as more fully described below under “—Consequences of Possible PFIC Classification.” Satisfaction of the final two requirements will depend on the particular circumstances of each United States Holder. Consequently, if any of these requirements are not met, the dividends paid to individual United States Holders in respect of the Company’s common shares would not be treated as qualified dividend income and would be taxed as ordinary income at ordinary rates.

Amounts taxable as dividends generally will be treated as income from sources outside the United States and will, depending on your circumstances, be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you. However, if (1) the Company is 10% or more owned, by vote or value, by United States persons, or is a PFIC and (2) at least 10% of the Company’s earnings and profits are attributable to sources within the United States, then for foreign tax credit purposes, a portion of our dividends would be treated as derived from sources within the United States. Under such circumstances, with respect to any dividend paid for any taxable year, the United States source ratio of the Company’s dividends for foreign tax credit purposes would be equal to the portion of the Company’s earnings and profits from sources within the United States for such taxable year, divided by the total amount of the Company’s earnings and profits for such taxable year.

Consequences of Possible PFIC Classification

A non-United States entity treated as a corporation for United States federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (1) 75% or more of its gross income is “passive” income or (2) 50% or more of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. If a corporation is a PFIC in any taxable year that a person holds shares in the corporation (and was not a qualified electing fund with respect to such year, as discussed below), the shares held by such person will be treated as shares in a PFIC for all future years (absent an election which, if made, may require the electing person to pay taxes in the year of the election). A United States Holder of shares in a PFIC would be required to file an annual information return on IRS Form 8621 containing information regarding the PFIC as required by United States Department of the Treasury regulations.

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While there are legal uncertainties involved in this determination, including as a result of adverse case law described herein, based upon the Company’s and its subsidiaries’ expected operations as described herein and based upon the current and expected future activities and operations of the Company and its subsidiaries, the income of the Company and such subsidiaries from time charters should not constitute “passive income” for purposes of applying the PFIC rules, and the assets that the Company owns for the production of this time charter income should not constitute passive assets for purposes of applying the PFIC rules.

Although there is no legal authority directly on point, this view is based principally on the position that the gross income that the Company and its subsidiaries derive from time charters constitutes services income rather than passive rental income. The Fifth Circuit Court of Appeals decided in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir., 2009) that a typical time charter is a lease, and not a contract for the provision of transportation services. In that case, the court was considering a tax issue that turned on whether the taxpayer was a lessor where a vessel was under a time charter, and the court did not address the definition of passive income or the PFIC rules; however, the reasoning of the case could have implications as to how the income from a time charter would be classified under such rules. If the reasoning of the Tidewater case is applied to the Company’s situation and the Company’s or its subsidiaries’ time charters are treated as leases, the Company’s or its subsidiaries’ time charter income could be classified as rental income and the Company would be a PFIC unless more than 25% of the income of the Company (taking into account the subsidiary look through rule) is from spot charters plus other active income or an active leasing exception applies. The IRS has announced that it will not follow the reasoning of the Tidewater case and would have treated the income from the time charters at issue in that case as services income, including for other purposes of the Code. The Company intends to take the position that all of its time, voyage and spot chartering activities will generate active services income and not passive leasing income, but in the absence of direct legal authority specifically relating to the Code provisions governing PFICs, the IRS or a court could disagree with this position. Although the matter is not free from doubt as described herein, based on the current operations and activities of the Company and its subsidiaries and on the relative values of the vessels in the Company’s fleet and the charter income in respect of the vessels, Globus Maritime Limited should not be treated as a PFIC during the taxable year ended December 31, 2019.

Based on the Company’s intention and expectation that the Company’s subsidiaries’ income from spot, time and voyage chartering activities plus other active operating income will be greater than 25% of the Company’s total gross income at all relevant times and that the gross value of the vessels subject to such time, voyage or spot charters will exceed the gross value of all the passive assets the Company owns at all relevant times, Globus Maritime Limited does not expect that it will constitute a PFIC with respect to a taxable year in 2020 or the near future thereafter.

The Company will try to manage its vessels and its business so as to avoid being classified as a PFIC for a future taxable year; however there can be no assurance that the nature of the Company’s assets, income and operations will remain the same in the future (notwithstanding the Company’s current expectations). Additionally, no assurance can be given that the IRS or a court of law will accept the Company’s position that the time charters that the Company’s subsidiaries have entered into or any other time charter that the Company or a subsidiary may enter into will give rise to active income rather than passive income for purposes of the PFIC rules, or that future changes of law will not adversely affect this position. The Company has not obtained a ruling from the IRS on its time charters or its PFIC status and does not intend to seek one. Any contest with the IRS may materially and adversely impact the market for the common shares and the prices at which they trade. In addition, the costs of any contest on the issue with the IRS will result in a reduction in cash available for distribution and thus will be borne indirectly by the Company’s shareholders.

If Globus Maritime Limited were to be classified as a PFIC in any year, each United States Holder of the Company’s shares will be subject (in that year and all subsequent years) to special rules with respect to: (1) any “excess distribution” (generally defined as any distribution received by a shareholder in a taxable year that is greater than 125% of the average annual distributions received by the shareholder in the three preceding taxable years or, if shorter, the shareholder’s holding period for the shares), and (2) any gain realized upon the sale or other disposition of the common shares. Under these rules:

➢	the excess distribution or gain will be allocated ratably over the United States Holder’s holding period;

➢	the amount allocated to the current taxable year and any year prior to the first year in which the Company was a PFIC will be taxed as ordinary income in the current year; and

➢	the amount allocated to each of the other taxable years in the United States Holder’s holding period will be subject to United States federal income tax at the highest rate in effect for the applicable class of taxpayer for that year, and an interest charge will be added as though the amount of the taxes computed with respect to these other taxable years were overdue.

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In order to avoid the application of the PFIC rules, United States Holders may make a qualified electing fund, or a QEF, election provided in Section 1295 of the Code in respect of their common shares. Even if a United States Holder makes a QEF election for a taxable year of the Company, if the Company was a PFIC for a prior taxable year during which such holder held the common shares and for which such holder did not make a timely QEF election, the United States Holder would also be subject to the more adverse rules described above. Additionally, to the extent any of the Company’s subsidiaries is a PFIC, an election by a United States Holder to treat Globus Maritime Limited as a QEF would not be effective with respect to such holder’s deemed ownership of the stock of such subsidiary and a separate QEF election with respect to such subsidiary is required. In lieu of the PFIC rules discussed above, a United States Holder that makes a timely, valid QEF election will, in very general terms, be required to include its pro rata share of the Company’s ordinary income and net capital gains, unreduced by any prior year losses, in income for each taxable year (as ordinary income and long-term capital gain, respectively) and to pay tax thereon, even if no actual distributions are received for that year in respect of the common shares and even if the amount of that income is not the same as the amount of actual distributions paid on the common shares during the year. If the Company later distributes the income or gain on which the United States Holder has already paid taxes under the QEF rules, the amounts so distributed will not again be subject to tax in the hands of the United States Holder. A United States Holder’s tax basis in any common shares as to which a QEF election has been validly made will be increased by the amount included in such United States Holder’s income as a result of the QEF election and decreased by the amount of nontaxable distributions received by the United States Holder. On the disposition of a common share, a United States Holder making the QEF election generally will recognize capital gain or loss equal to the difference, if any, between the amount realized upon such disposition and its adjusted tax basis in the common share. In general, a QEF election should be made by filing a Form 8621 with the United States Holder’s federal income tax return on or before the due date for filing such United States Holder’s federal income tax return for the first taxable year for which the Company is a PFIC or, if later, the first taxable year for which the United States Holder held common shares. In this regard, a QEF election is effective only if certain required information is made available by the PFIC. Subsequent to the date that the Company first determines that it is a PFIC, the Company will use commercially reasonable efforts to provide any United States Holder of common shares, upon request, with the information necessary for such United States Holder to make the QEF election.

In addition to the QEF election, Section 1296 of the Code permits United States Holders to make a “mark-to-market” election with respect to marketable shares in a PFIC, generally meaning shares regularly traded on a qualified exchange or market and certain other shares considered marketable under United States Department of the Treasury regulations. For this purpose, a class of shares is regularly traded on a qualified exchange or market for any calendar year during which such class of shares is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter of the year. Our common shares historically have been regularly traded on the Nasdaq Capital Market or the Nasdaq Global Market, which are established securities markets. However, if our common shares were to be delisted, then the mark-to-market election generally would be unavailable to United States Holders. If a United States Holder makes a mark-to-market election in respect of its common shares, such United States Holder generally would, in each taxable year: (1) include as ordinary income the excess, if any, of the fair market value of the common shares at the end of the taxable year over such United States Holder’s adjusted tax basis in the common shares, and (2) be permitted an ordinary loss in respect of the excess, if any, of such United States Holder’s adjusted tax basis in the common shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election (with the United States Holder’s basis in the common shares being increased and decreased, respectively, by the amount of such ordinary income or ordinary loss). The consequences of this election may be less favorable than those of a QEF election for United States Holders that are sensitive to the distinction between ordinary income and capital gain.

United States Holders are urged to consult their tax advisors as to the consequences of making a mark-to-market or QEF election, as well as other United States federal income tax consequences of holding shares in a PFIC.

As previously indicated, if the Company were to be classified as a PFIC for a taxable year in which the Company pays a dividend or the immediately preceding taxable year, dividends paid by the Company would not constitute “qualified dividend income” and, hence, would not be eligible for the reduced rate of United States federal income tax.

Sale, Exchange or Other Disposition of Common Shares

A United States Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of common shares in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder’s tax basis in such common shares. Assuming the Company does not constitute a PFIC for any taxable year, this gain or loss will generally be treated as long-term capital gain or loss if the United States Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Long term capital gains recognized by a United States Holder other than a corporation are generally taxed at preferential rates. A United States Holder’s ability to deduct capital losses is subject to limitations.

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A United States Holder that purchases common shares and warrants in the concurrent private placement must allocate the purchase price paid between the common shares and the warrants based on the relative fair market value of each at the time of issuance. Under United States federal income tax law, each investor must make his or her own determination of such value based on all the relevant facts and circumstances. Therefore, we strongly urge each investor to consult his or her tax advisor regarding the determination of value for these purposes. The price allocated to each common share and each warrant should be the investor’s tax basis in each such common share and warrant.

Net Investment Income Tax

A United States Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) such United States Holder’s “net investment income” (or undistributed “net investment income” in the case of estates and trusts) for the relevant taxable year and (2) the excess of such United States Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States Holder’s net investment income will generally include its gross dividend income and its net gains from the disposition of the common shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income generally will not include a United States Holder’s pro rata share of the Company’s income and gain (if we are a PFIC and that United States Holder makes a QEF election, as described above in “—Consequences of Possible PFIC Classification”). However, a United States Holder may elect to treat inclusions of income and gain from a QEF election as net investment income. Failure to make this election could result in a mismatch between a United States Holder’s ordinary income and net investment income. If you are a United States Holder that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the net investment income tax to your income and gains in respect of your investment in the common shares.

United States Federal Income Taxation of Non-United States Holders

A Non-United States Holder will generally not be subject to United States federal income tax on dividends paid in respect of the common shares or on gains recognized in connection with the sale or other disposition of the common shares provided that the Non-United States Holder makes certain tax representations regarding the identity of the beneficial owner of the common shares, that such dividends or gains are not effectively connected with the Non-United States Holder’s conduct of a United States trade or business and that, with respect to gain recognized in connection with the sale or other disposition of the common shares by a non-resident alien individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition and other conditions are met. If the Non-United States Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common shares, including dividends and gain from the sale, exchange or other disposition of the common shares, that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed above relating to the taxation of United States Holders.

Backup Withholding and Information Reporting

Information reporting to the IRS may be required with respect to payments on the common shares and with respect to proceeds from the sale of the common shares. With respect to Non-United States Holders, copies of such information returns may be made available to the tax authorities in the country in which the Non-United States Holder resides under the provisions of any applicable income tax treaty or exchange of information agreement. A “backup” withholding tax may also apply to those payments if:

➢	a holder of the common shares fails to provide certain identifying information (such as the holder’s taxpayer identification number or an attestation to the status of the holder as a Non-United States Holder);

➢	such holder is notified by the IRS that he or she has failed to report all interest or dividends required to be shown on his or her federal income tax returns; or

➢	in certain circumstances, such holder has failed to comply with applicable certification requirements.

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Backup withholding is not an additional tax and may be refunded (or credited against the holder’s United States federal income tax liability, if any), provided that certain required information is furnished to the IRS in a timely manner.

Non-United States Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

United States Holders of common shares may be required to file forms with the IRS under the applicable reporting provisions of the Code. For example, such United States Holders may be required, under Sections 6038, 6038B and/or 6046 of the Code, and the regulations thereunder, to supply the IRS with certain information regarding the United States Holder, other United States Holders and the Company if (1) such person owns at least 10% of the total value or 10% of the total combined voting power of all classes of shares entitled to vote or (2) the acquisition of our common shares, when aggregated with certain other acquisitions that may be treated as related under applicable regulations, exceeds $100,000 in value. In the event a United States Holder fails to file a form when required to do so, the United States Holder could be subject to substantial tax penalties. You should consult your tax advisor regarding the filing of these forms.

Individual United States Holders who hold certain specified foreign assets with values in excess of certain dollar thresholds are required to report such assets on IRS Form 8938 with their United States federal income tax return, subject to certain exceptions (including an exception for foreign assets held in accounts maintained by financial institutions). Stock in a foreign corporation, including our common shares, is a specified foreign asset for this purpose. Penalties apply for failure to properly complete and file Form 8938. You should consult your tax advisor regarding the filing of this form.

We encourage each United States Holder and Non-United States Holder to consult with his, her or its own tax advisor as to the particular tax consequences to him, her or it of holding and disposing of the Company’s common shares, including the applicability of any federal, state, local or foreign tax laws and any proposed changes in applicable law.

S-17

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement between us and the Placement Agent, we have engaged the Placement Agent to act as the exclusive placement agent in connection with this offering. The Placement Agent is not purchasing or selling any of the common shares we are offering by this prospectus supplement, and are not required to arrange the purchase or sale of any specific number of shares or dollar amount, but the Placement Agent has agreed to use “reasonable best efforts” to arrange for the sale of the shares offered hereby.

Our agreement with the Placement Agent provides that the obligations of the Placement Agent are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of customary opinions and closing certificates.

We have agreed to indemnify Maxim Group LLC against specified liabilities, including liabilities under the Securities Act, and to contribute to payments Maxim Group LLC may be required to make in respect thereof.

The Placement Agent shall arrange for the sale of the shares we are offering pursuant to this prospectus supplement to one or more investors through a securities purchase agreement, dated July 17, 2020, directly between the investors and us. All of the shares offered hereby will be sold at the same price and, we expect, at a single closing. We established the price following negotiations with prospective investors and with reference to the prevailing market price of our common shares, recent trends in such price and other factors. It is possible that not all of the shares we are offering pursuant to this prospectus supplement will be sold at the closing, in which case our net proceeds would be reduced. We expect that the sale of the shares will be completed on or around the date indicated on the cover page of this prospectus supplement.

Under the securities purchase agreement, we have agreed not to contract to issue or announce the issuance or proposed issuance of any common shares or common share equivalents until after 4:00 p.m. Eastern time on July 31, 2020, subject to certain exceptions.

Fees and Expenses

We have agreed to pay the Placement Agent a placement agent fee equal to 7.0% of the aggregate purchase price of our common shares sold in this offering. The following table shows the per share and total cash Placement Agent’s fees we will pay to the Placement Agent in connection with the sale of our common shares offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the shares offered hereby.

	Per Share	Total
Public offering price	$0.18	$15,000,000
Placement Agent’s fees (1)	$0.0126	$1,050,000
Proceeds, before expenses, to the Company	$0.1674	$13,950,000

(1) In addition, we have agreed to reimburse Maxim Group LLC’s actual out-of-pocket expenses, up to $45,000, in the aggregate. We estimate that the total expenses of the offering payable by us, excluding the placement agent’s fees, will be approximately $150,000.

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the placement agent acting as principal. Under these rules and regulations, the placement agent:

•	may not engage in any stabilization activity in connection with our securities; and

•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the placement agent or by an affiliate. Other than this prospectus supplement and the accompanying prospectus, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the placement agent, and should not be relied upon by investors.

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The foregoing does not purport to be a complete statement of the terms and conditions of the placement agency agreement and the securities purchase agreement. A copy of the securities purchase agreement with the purchasers and placement agency agreement will be included as an exhibit to our Current Report on Form 6-K filed or to be filed with the SEC and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part. See “Information Incorporated by Reference” and “Where You Can Find Additional Information.”

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the securities offered by this prospectus supplement and accompanying prospectus, or the possession, circulation or distribution of this prospectus supplement and accompanying prospectus or any other material relating to us or the securities offered hereby in any jurisdiction where action for that purpose is required. Accordingly, the securities offered hereby may not be offered or sold, directly or indirectly, and neither of this prospectus supplement and accompanying prospectus nor any other offering material or advertisements in connection with the securities offered hereby may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. The placement agent may arrange to sell securities offered by this prospectus supplement and accompanying prospectus in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so.

As part of compensation for a prior financing, we previously agreed, until March 22, 2021, to grant Maxim Group LLC the right of first refusal to act as to act as sole underwriter and sole book-running manager and/or sole placement agent, as the case may be, for any and all future public and private offerings of equity, equity-linked, convertible or debt securities of Globus Maritime Limited or any successor to Globus Maritime Limited, but not, for the avoidance of doubt, a right of first refusal relating to Globus Maritime Limited obtaining commercial or bank financing or any offerings that have no underwriter, placement agent, finder or by third party introduction where an individual/entity is receiving compensation and/or a fee.

Relationships

The Placement Agent and its affiliates may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us in the ordinary course of their business, for which they may receive customary fees and commissions. In addition, from time to time, the placement agent and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. However, except as disclosed in this prospectus supplement, we have no present arrangements with the placement agent for any further services.

Transfer Agent and Registrar

The registrar and transfer agent for our common shares is Computershare Inc. Its address is Computershare Investor Services, 462 South 4th Street, Suite 1600, Louisville, KY, 40202, and its telephone number is +1 (781) 575 4223 or +1 (800) 368 5948.

Listing

Our common shares are listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “GLBS.”

S-19

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities offered by this prospectus supplement, all of which will be paid by us.

Registration fees	$1,868	*
Legal fees and expenses	100,000
Accounting fees and expenses	35,000
Miscellaneous	13,132
Total:	$150,000

*The Registration Fee of $6,225, covering all of the securities being offered by Globus Maritime Limited (but not by selling shareholders) under the registration statement on Form F-3 (File No. 333- 222580) filed with the Commission with an effective date of February 8, 2018, of which this prospectus supplement forms a part, was previously paid. We allocate the cost of this fee on an approximately pro-rata basis with each offering.

LEGAL MATTERS

Certain legal matters in connection with the sale of the common shares offered hereby will be passed upon for us by Watson Farley & Williams LLP, New York, New York with respect to matters of United States and Marshall Islands law. Loeb & Loeb LLP, New York, New York will advise on certain legal matters in connection with the offering on behalf of the Placement Agent.

EXPERTS

The consolidated financial statements of Globus Maritime Limited appearing in Globus Maritime Limited’s Annual Report (Form 20-F) for the year ended December 31, 2019, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements), included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors Accountants S.A. is located at Chimarras 8B, 15125, Maroussi, Athens, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified-Auditors-Accountants, or SOEL, Greece with registration number 107.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, as amended, we filed a registration statement relating to the securities offered by this prospectus supplement and its accompanying prospectus with the Commission. This prospectus supplement and its accompanying prospectus are a part of that registration statement, which includes additional information.

Government Filings

We file annual and other reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Further information about our company is available on our website at http://www.globusmaritime.gr. The information on our website, however, is not, and should not be, deemed to be a part of this prospectus supplement.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement and accompanying prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus supplement and the accompanying prospectus and will automatically update and supersede previously filed information, including information contained in this prospectus supplement and the accompanying prospectus.

S-20

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the year ended December 31, 2019, filed with the Commission on April 1, 2020,

•	a report on Form 6-K filed on May 8, 2020,

•	a report on Form 6-K filed on June 12, 2020 (but excluding Exhibit 99.1 thereof),

•	a report on Form 6-K filed on June 12, 2020,

•	a report on Form 6-K filed on June 23, 2020, and

•	a report on Form 6-K filed on July 16, 2020.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the Commission and reports on Form 6-K that we furnish to the Commission after the date of this prospectus supplement that state they are incorporated by reference into this prospectus supplement until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell our common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date such information was issued, regardless of the time of delivery of this prospectus supplement or any sale of our common shares.

Upon written or oral request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus at no cost to the requester. You may request a free copy of the above mentioned filings or any subsequent filing we incorporate by reference into this prospectus supplement by contacting us at the following address:

Globus Maritime Limited

c/o Globus Shipmanagement Corp.

128 Vouliagmenis Avenue

3rd Floor

166 74 Glyfada

Athens, Greece

+30 210 960 8300

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with IFRS. As a “foreign private issuer”, we are exempt from the rules under the Securities and Exchange Act of 1934, as amended, or the Exchange Act, prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of Nasdaq, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer”, our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

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PROSPECTUS

$50,000,000 of Common Shares

15,000,000 Common Shares offered by the Selling Shareholder

Through this prospectus, we may periodically offer common shares with an aggregate offering price to the public of $50,000,000. The prices and other terms of the common shares that we may offer will be determined at the time of their offering and will be described in a supplement to this prospectus. In addition, the Selling Shareholder listed herein (the “Selling Shareholder”) or any of its pledgees, donees, transferees or successors in interest, may sell in one or more offerings pursuant to this prospectus up to 15 million of our common shares, 2.5 million of which are issued and outstanding on the date hereof and 12.5 million of which are issuable upon the exercise of warrants (which if all exercised would result in gross proceeds to the Company of $20 million).

We and the Selling Shareholder or any of its pledgees, donees, transferees or successors in interest, may sell any or all of these common shares on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices.

Information on the Selling Shareholder or any of its pledgees, donees, transferees or successors in interest, and the times and manners in which we or it may offer and sell our common shares is described under the sections entitled “Selling Shareholder”, “The Offering”, and “Plan of Distribution” in this prospectus. We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholder, but may receive up to $50,000,000 in exchange for common shares that we sell.

Our common shares are listed on the Nasdaq Capital Market under the symbol “GLBS.” As of February 6, 2018, non-affiliates held 13,283,568 of the 32,013,967 of our outstanding common shares, which at the closing sales price of $1.07 per share, meant the aggregate market value of our common shares held by non-affiliates was $14,213,418. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the twelve calendar month period ending on (and including) the date of this prospectus.

An investment in these securities is speculative and involves a high degree of risk. See the section entitled “Risk Factors” which begins on page 4 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 8, 2018

 i

ABOUT THIS PROSPECTUS

As permitted under the rules of the Securities and Exchange Commission, or the Commission, this prospectus incorporates important business information about us that is contained in documents that we have previously filed with the Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Globus Maritime Limited, 128 Vouliagmenis Avenue, 3rd Floor, 166 74 Glyfada, Athens, Greece, or by telephone at +30 210 960 8300. See “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Selling Shareholder have authorized any person to provide information other than that provided in this prospectus and the documents incorporated by reference. Neither we nor the Selling Shareholder are making an offer to sell common shares in any state or other jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Globus,” the “Company,” “we,” “us,” “our,” or similar references, mean Globus Maritime Limited and, where applicable, its consolidated subsidiaries. In addition, we use the term deadweight, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. To the extent the Selling Shareholder transfers our common shares or our warrants and the shares are not unrestricted, we may add the recipients of those common shares and warrants as Selling Shareholders via a prospectus supplement or post-effective amendment. Any references to the “Selling Shareholder” shall be deemed to be references to each such additional Selling Shareholder.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands company, and our principal executive office is located outside of the United States, in Greece. Most of our directors, officers and the experts named in this registration statement and prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus includes “forward-looking statements,” as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts or that are not present facts or conditions. Forward-looking statements and information can generally be identified by the use of forward-looking terminology or words, such as “anticipate,” “approximately,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “ongoing,” “pending,” “perceive,” “plan,” “potential,” “predict,” “project,” “seeks,” “should,” “views” or similar words or phrases or variations thereon, or the negatives of those words or phrases, or statements that events, conditions or results “can,” “will,” “may,” “must,” “would,” “could” or “should” occur or be achieved and similar expressions in connection with any discussion, expectation or projection of future operating or financial performance, costs, regulations, events or trends. The absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements and information are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

In addition, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	general dry bulk shipping market conditions, including fluctuations in charterhire rates and vessel values;

•	the strength of world economies;

•	the stability of Europe and the Euro;

•	fluctuations in interest rates and foreign exchange rates;

•	changes in demand in the dry bulk shipping industry, including the market for our vessels;

•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents or political events;

•	the availability of financing and refinancing;

•	our ability to meet requirements for additional capital and financing to grow our business;

•	vessel breakdowns and instances of off-hire;

•	potential exposure or loss from investment in derivative instruments;

•	potential conflicts of interest involving our Chief Executive Officer, the Chairman of our board of directors, or their family and other members of our senior management;

•	our ability to complete acquisition transactions as planned; and

•	other important factors described in “Risk Factors” and in other places incorporated by reference.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

See the sections entitled “Risk Factors” of this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2016, which is incorporated herein by reference, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.globusmaritime.gr. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any applicable prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s website.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and certain information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

The following documents, filed with or furnished to the SEC, are specifically incorporated by reference and form an integral part of this prospectus:

•	Our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on April 11, 2017, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•	Our reports on Form 6-K furnished on July 6, 2017, August 2, 2017, September 7, 2017, October 4, 2017, October 19, 2017, November 13, 2017, December 1, 2017, December 7, 2017, December 15, 2017, December 22, 2017, January 12, 2018, and February 5, 2018.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement as well as the information we previously filed or furnished with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:

Globus Maritime Limited

c/o Globus Shipmanagement Corp.

128 Vouliagmenis Avenue

3rd Floor

166 74 Glyfada

Athens, Greece

+30 210 960 8300

Information provided by the Company

We will make available to holders of our common shares with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with International Financial Reporting Standards. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Capital Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

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PROSPECTUS SUMMARY

This summary highlights information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, including the section of this prospectus entitled “Risk Factors” and the more detailed information that appears later in this prospectus before making an investment in our common shares.

Our Business

Our Company

We are an integrated dry bulk shipping company, providing marine transportation services on a worldwide basis. We own, operate and manage a fleet of dry bulk vessels that transport iron ore, coal, grain, steel products, cement, alumina and other dry bulk cargoes internationally. Our Manager also provides ship-management consulting services regarding vessels that we do not own. We intend to grow our fleet through timely and selective acquisitions of modern vessels in a manner that we believe will provide an attractive return on equity and will be accretive to our earnings and cash flow based on anticipated market rates at the time of purchase. There is no guarantee however, that we will be able to find suitable vessels to purchase or that such vessels will provide an attractive return on equity or be accretive to our earnings and cash flow.

Our operations are managed by our Athens, Greece-based wholly owned subsidiary, Globus Shipmanagement Corp., which we refer to as our Manager, which provides in-house commercial and technical management for our vessels. Our Manager has entered into a ship management agreement with each of our wholly owned vessel-owning subsidiaries to provide services that include managing day-to-day vessel operations, such as supervising the crewing, supplying, maintaining of vessels and other services, and has also entered into a consultancy agreement with another ship-management company to consult for such ship-management company

We originally incorporated as Globus Maritime Limited on July 26, 2006 pursuant to the Companies (Jersey) Law 1991 (as amended), and began operations in September 2006. On November 24, 2010, we redomiciled into the Marshall Islands. Our common shares trade on the NASDAQ Global Market under the ticker “GLBS.”

The following table presents information concerning our vessels, each of which is owned by a wholly owned subsidiary of Globus Maritime Limited. We use the term deadweight ton, or “dwt,” in describing the size of vessels. Deadweight ton or “dwt” is a unit of a vessel’s capacity for cargo, fuel oil, stores and crew, measured in metric tons. A vessel’s dwt or total deadweight is the total weight the vessel can carry when loaded to a particular line.

Vessel	Year Built	Flag	Direct Owner	Shipyard	Vessel Type	Delivery Date	Carrying Capacity (dwt)
m/v Sun Globe	2007	Malta	Longevity Maritime Limited	Tsuneishi Cebu	Supramax	September 2011	58,790
m/v River Globe	2007	Marshall Islands	Devocean Maritime Ltd.	Yangzhou Dayang	Supramax	December 2007	53,627
m/v Sky Globe	2009	Marshall Islands	Domina Maritime Ltd.	Taizhou Kouan	Supramax	May 2010	56,855
m/v Star Globe	2010	Marshall Islands	Dulac Maritime S.A.	Taizhou Kouan	Supramax	May 2010	56,867
m/v Moon Globe	2005	Marshall Islands	Artful Shipholding S.A.	Hudong-Zhonghua	Panamax	June 2011	74,432
						Total:	300,571

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Corporate Information

Our executive office is located at the office of our Manager at 128 Vouliagmenis Avenue, 3rd Floor, 166 74 Glyfada, Athens, Greece. Our telephone number is +30 210 960 8300. Our registered agent in the Marshall Islands is The Trust Company of the Marshall Islands, Inc. and our registered address in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. We maintain our website at www.globusmaritime.gr. Information that is available on or accessed through our website does not constitute part of, and is not incorporated by reference into, this registration statement on Form F-3 or the prospectus.

Recent and Other Developments

On October 19, 2017, we entered into a Share and Warrant Purchase Agreement (the “October 2017 SPA”) pursuant to which we sold for $2.5 million an aggregate of 2.5 million of our common shares, par value $0.004 per share and a warrant (the “October 2017 Warrant”) to purchase 12.5 million of our common shares at a price of $1.60 per share (subject to adjustment as more fully described herein in “Description of Capital Stock - Description of the Warrant”) to an investor in a private placement (the “October 2017 Private Placement”). These securities were issued in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). On that day, we also entered into a registration rights agreement with the purchaser providing it with certain rights relating to registration under the Securities Act of the 2.5 million common shares issued in connection with the October 2017 Private Placement and the common shares underlying the October 2017 Warrant. As of the date hereof, the October 2017 Warrant has not been exercised.

In this registration statement and prospectus, we are registering the resale of (a) the 2.5 million common shares sold in the October 2017 Private Placement, (b) the 12.5 million common shares issuable upon exercise of the October 2017 Warrant, and the primary offering of common shares with an aggregate offering price to the public of $50,000,000.

Under the terms of the October 2017 Warrant, the Selling Shareholder may not exercise its warrant to the extent such exercise would cause the Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of common shares which would exceed 4.99% (which may be increased upon no less than 61 days’ notice, but not to exceed 9.99%) of our then outstanding common shares immediately following such exercise, excluding for purposes of such determination common shares issuable upon exercise of the October 2017 Warrant which have not been exercised. This provision does not limit the Selling Shareholder from acquiring up to 4.99% of our common shares, selling all of their common shares, and re-acquiring up to 4.99% of our common shares. We refer to this as the “Blocker Provision”.

The October 2017 Warrant contains a provision whereby its holder has the right to a cashless exercise if, six months after its issuance, a registration statement covering their resale is not effective. If for any reason we are unable to keep such a registration statement active and our share price is higher than the $1.60 exercise price, we could be required to issue shares without receiving cash consideration. The October 2017 Warrant is exercisable for 24 months after its issuance.

On February 8, 2017, we entered into a Share and Warrant Purchase Agreement pursuant to which we sold for $5 million an aggregate of 5 million of our common shares (the “February 2017 Common Shares”) and warrants (the “February 2017 Warrants”) to purchase 25 million of our common shares at a price of $1.60 per share to a number of investors in a private placement (the “February 2017 Private Placement”). These securities were issued in transactions exempt from registration under the Securities Act. One of the investors, Robelle Holding Co., was owned and to our knowledge remains owned and controlled by the sister of our Chief Executive Officer, who is also the daughter of our Chairman.

On February 9, 2017 we entered into a registration rights agreement with the purchasers in the February 2017 Private Placement providing them with certain rights relating to registration under the Securities Act of the common shares issued in the February 2017 Private Placement and the common shares underlying the February 2017 Warrants.

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In connection with the closing of the February 2017 Private Placement, we also entered into two loan amendment agreements (each, a “Loan Amendment Agreement”) with each of two of our lenders.

One loan amendment agreement was entered into by the Company with Firment Trading Limited, a Marshall Islands corporation (“Firment”), a related party to us (it is an affiliate of our chairman) and the lender of the then outstanding loan in the principal amount of $18,523,787 to the Company (the “Firment Credit Facility”), pursuant to which Firment released an amount equal to $16,885,000 (but to have an amount equal to $1,638,787 remain outstanding, and to continue to accrue under the Firment Credit Facility as though it were principal) of the Firment Credit Facility and the Company issued to Firment Shipping Inc., an affiliate of Firment 16,885,000 common shares (the “Firment Shares”) and a warrant to purchase 6,230,580 common shares at a price of $1.60 per share (subject to adjustment, the “Firment Warrant”, together with Firment Shares, the “Firment Securities”). Subsequent to the closing of the February 2017 private placement, Globus repaid the outstanding amount on the Firment Credit Facility in its entirety.

The other loan amendment agreement was entered into by the Company with Silaner Investments Limited, a Cypriot company (“Silaner”), a related party to us (it is an affiliate of our chairman) and the lender of the then outstanding loan in the principal amount of $3,189,048 to the Company (the “Silaner Credit Facility”), pursuant to which Silaner agreed to release an amount equal to the outstanding principal of $3,115,000 (but to have an amount equal to the accrued and unpaid interest of $74,048 remain outstanding, and to continue to accrue under the Silaner Credit Facility as though it were principal) of the Silaner Credit Facility and the Company issued to Firment Shipping Inc., an affiliate of Silaner 3,115,000 common shares (the “Silaner Shares”) and a warrant to purchase 1,149,437 common shares at a price of $1.60 per share (subject to adjustment, the “Silaner Warrant”, together with the Silaner Shares, the “Silaner Securities”). Subsequent to the closing of the February 2017 private placement, Globus repaid the outstanding amount on the Silaner Credit Facility in its entirety.

The February 2017 Warrants, the Firment Warrant and the Silaner Warrant are each exercisable for 24 months after their respective issuance. We refer to the entry into the Loan Amendment Agreements and Registration Rights Agreements and the issuances of the 5 million common shares, the February 2017 Warrants, Firment Securities, and the Silaner Securities as the “February 2017 Transactions.”

On April 13, 2017, we filed a registration statement on Form F-3 which registered the resale of the February 2017 Common Shares and the common shares issuable upon the exercise of the February 2017 Warrants, the Firment Warrant, and the Silaner Warrant. Subsequent to the filing of the registration statement, three investors partially exercised their warrants, purchasing 1,856,808 of our common shares for aggregate gross proceeds to us of approximately $3.0 million.

On June 23, 2017, we reached an agreement with DVB Bank SE to amend the DVB Loan Agreement, including amendments to relax or waive certain covenants for the period from April 1, 2017 to April 1, 2018 (the “Restructuring period”). The amendments with respect to the restructuring period were subject to a $1.7 million prepayment that was made in September 2017, which is the aggregated amount of two quarterly installments for each tranche, and another $1.7 million was deferred to the balloon payment of each tranche.

On July 10, 2017, we reached an agreement with HSH Nordbank AG to amend the HSH Loan Agreement including amendments to relax or waive certain covenants of the original loan agreement until March 3, 2018. The Company paid in September 2017 $1 million for repayment of debt and the four scheduled principal installments due within 2017, each amounting to $693,595, were deferred to the balloon payment. In addition, the Company undertook to raise new equity of at least $1.8 million.

THE OFFERING

We are registering the sale of common shares with an aggregate offering price to the public of $50,000,000, and could receive up to $50,000,000 in connection therewith.

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U.S. securities laws currently limit the value of the common shares that we may sell under this prospectus. For such time as our “public float”—measured as the value of our share price (as of a date within 60 days before the date of the sale) times the number of shares held by non-affiliates—is less than $75.0 million, existing law limits the value of shares that we can sell under this prospectus at one-third of our “public float”, less prior amounts sole through prior primary offerings of securities on Form F-3 within the past 12 months. The public float is measured at the time of sale, and will necessarily change with the value of our share price and the number of shares held by non-affiliates. The aggregate value of the stock that we are able to sell is therefore highly contingent on our share price.

In addition, our selling shareholder named in the table located on page 9 of this prospectus (the “Selling Shareholder”) is offering an aggregate of 15 million common shares, 2.5 million of which are currently issued and outstanding and 12.5 million of which are issuable upon the exercise of a currently outstanding warrant, subject to the terms and limitations contained within the October 2017 Warrant. See “Description of Capital Stock - Description of the Warrant” on page 13 of this prospectus.  We will not receive any proceeds upon the sale of common shares by the Selling Shareholder, but we will receive the exercise price of $1.60 each time the October 2017 Warrant is fully or partially exercised for cash.  See “Use of Proceeds” on page 7 of this prospectus.

RISK FACTORS

Investing in our common shares involves a high degree of risk. You should carefully consider the risks set forth below and the discussion of risks under the heading “Item 3. Key Information—D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the Commission on April 11, 2017, and the other documents that are incorporated by reference in this prospectus. Please see the section of this prospectus entitled “Incorporation by Reference of Certain Documents.” Any of the following risks could materially and adversely affect our business, financial condition, results of operations or cash flows. In such a case, you may lose all or part of your original investment.

RISKS RELATED TO THIS OFFERING

Our shareholders were significantly diluted by virtue of the October 2017 Private Placement and the February 2017 Transactions and it is unclear whether the full ramification of those transactions have been reflected in our stock price.

As described above under the caption “Recent and Other Developments”, in October 2017 we sold 2.5 million common shares and a warrant to purchase 12.5 million common shares in exchange for $2.5 million in cash, and in February 2017 we issued in the aggregate 25 million common shares and warrants to issue an additional 32,380,017 common shares in exchange for $20 million of debt cancellation and $5 million in cash. Prior to the February 2017 transactions, a total of 2,627,674 common shares were issued and outstanding. Our share price has not proportionately decreased to reflect the additional number of common shares that are issued and issuable pursuant to exercise of our outstanding warrants, and it remains to be seen how the market will perceive this change in our increased number of shares. If the market views these transactions negatively, our share price could substantially depreciate.

Our stock price has been volatile and no assurance can be made that it will not substantially depreciate.

As you can see from our stock price history contained within this prospectus under the caption “Per Share Market Information”, our stock price has been volatile recently. The closing price of our common shares within the past 24 months has ranged from a low of $0.30 on January 29, 2016 to a peak of $14.23 on November 16, 2016. Adjusting for the 4:1 stock split we effected on October 20, 2016, this represents a 4643% increase from January 29, 2016. Our closing stock price as of February 6, 2018 was $1.07. We can offer no comfort or assurance that our stock price will stop being volatile or not substantially depreciate.

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Our existing shareholders will be diluted each time our outstanding warrants are exercised.

As of February 6, 2018, our warrant holders had the right to purchase an aggregate of 43,023,209 common shares. The number of common shares issuable upon exercise and price of exercise are subject to adjustment as more fully described in “Description of Capital Stock - Description of the Warrant”. We expect the exercise of such outstanding warrants to dilute the value of our shares.

A substantial number of common shares are being offered by this prospectus, and we cannot predict if and when the purchasers may sell such shares in the public markets. Furthermore, in the future, we may issue additional common shares or other equity or debt securities convertible into common shares in connection with a financing, acquisition, litigation settlement, employee arrangements, or otherwise. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

The sale of a substantial amount of our common shares, whether by us or the Selling Shareholder, could adversely affect the prevailing market price of our common shares.

We are registering the sale of common shares with an aggregate offering price to the public of $50,000,000. Furthermore, the Selling Shareholder holds an outstanding warrant to purchase an aggregate of 12.5 million common shares at an exercise price of $1.60 per share and 2.5 million common shares. Both the number of common shares issuable upon exercise of the warrant and the exercise price are subject to adjustment as more fully described in “Description of Capital Stock - Description of the Warrant”. Sales of substantial amounts of our common shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our common shares, and the market value of our other securities.

A substantial number of common shares are being offered by this prospectus, and we cannot predict if and when the Selling Shareholder may sell such shares in the public markets. Furthermore, in the future, we may issue additional common shares pursuant to this prospectus or other equity or debt securities, including securities convertible into common shares, in connection with a financing, acquisition, litigation settlement, employee arrangements, or otherwise. Any such issuance could result in substantial dilution to our existing shareholders and could cause our stock price to decline.

Certain shareholders hold registration rights, which may have an adverse effect on the market price of our common shares.

In connection with the February 2017 Transactions, we issued to Firment Shipping Inc. 20 million common shares and warrants to purchase 7,380,017 common shares. Firment Shipping Inc. has the right to register those common shares for resale pursuant to a registration rights agreement we entered into with its affiliate, Firment Trading Limited, although 7,380,017 are currently registered for resale. The resale of those common shares in addition to the offer and sale of the other securities included in this registration statement and prospectus may have an adverse effect on the market price of our common shares.

Our warrants could have cashless exercise at our expense if, six months after the warrants were issued, the underlying common shares issuable upon exercise of the warrants are not registered for sale pursuant to an effective registration statement.

The October 2017 Warrant, the February 2017 Warrants, the Firment Warrant, and the Silaner Warrant all contain a provision whereby the warrant’s holder has the right to a cashless exercise if, six months after their issuance, a registration statement covering their resale is not effective. If for any reason we are unable to keep such a registration statement active and our share price is higher than the $1.60 exercise price, we could be required to issue shares without receiving cash consideration. As 43,023,209 common shares are issuable upon exercise of those warrants, this could mean that we issue all such shares but do not receive $68,837,134 (which is the $1.60 exercise price multiplied by 43,023,209), which would dilute our shareholders and likely decrease our share price.

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If we are unable to deliver common shares free of restrictive legends where required by the October 2017 SPA, the October 2017 Warrant, the February 2017 SPA, and the February 2017 Warrant, we must make whole any purchaser who loses money by purchasing common shares on the market to complete a trade.

Each of the October 2017 SPA, the October 2017 Warrant, the February 2017 SPA, and the February 2017 Warrant require us, within the later of (a) five full trading days of a warrant’s exercise and (b) three full trading days after receipt of the purchase price in connection with such exercise, to issue common shares, which, where called for in the warrants and the October 2017 SPA and the February 2017 SPA, must be free of restrictive legends. We are similarly obligated, where called for pursuant to the terms of the October 2017 SPA and February 2017 SPA, to remove restrictive legends from 2.5 million common shares issued to the purchaser in the October 2017 Private Placement that are being registered in this prospectus. (The common shares issued to the purchaser in the February 2017 SPA have been separately registered for resale). If we are unable to deliver proof that the above has occurred when required and if a warrant or shareholder has traded the common shares that we have failed to deliver unlegended, penalty provisions of the SPA and warrants require us to make whole any warrant holder or shareholder who loses money by purchasing shares on the common market to complete its trade. Depending on our share price during this time and the number of shares to which the payments relate, we could be required to pay a substantial sum.

We may breach the covenants contained in the DVB Loan Agreement and the HSH Loan Agreement.

On June 23, 2017 and July 10, 2017, we entered into agreements with DVB Bank SE and HSH Nordbank AG to amend the DVB Loan Agreement and the HSH Loan Agreement, respectively, including amendments that will provide for the relaxation and/or waiver of certain financial covenants, including maintaining a minimum liquidity and minimum net worth. We may not be able to meet these relaxed terms and cannot guarantee that we will be able to obtain new waivers or extensions to these waivers, if needed, when these waivers expire on April 1, 2018 (in the case of the DVB Loan Agreement) and March 3, 2018 (in the case of the HSH Loan Agreement).

If we are unable to obtain further waivers or extent our existing waivers or meet the terms of these loan agreements without them, we may breach covenants contained in such loan agreements constituting an event of default. If an event of default occurs under the DVB Loan Agreement or the HSH Loan Agreement the respective lender could elect to declare the outstanding debt, together with accrued interest and other fees, to be immediately due and payable and proceed against the collateral securing that debt, which could constitute all or substantially all of our assets.

Our loan agreements include covenants regarding the continued service of our officers and directors.

Some of our loan agreements include covenants regarding the continued service of our officers and directors, which covenants would be breached if certain of our directors resigned, died, were not reelected, or otherwise could not continue to serve the Company in such capacity. In one of those events occurred, the lender under those loan agreements could declare an event of default. Each of our outstanding loan arrangements also contains a cross-default provision that may be triggered by a default under any of our other loans. A cross-default provision means that a default on one loan could result in a default on all of our other loans. Because of the presence of cross-default provisions in these secured loan arrangements, the refusal of any one lender to grant or extend a relaxation or waiver could result in most of our indebtedness being accelerated even if our other secured lenders have relaxed or waived covenant defaults under their respective loan arrangements. If our indebtedness is accelerated, it will be very difficult in the current financing environment for us to refinance our debt or obtain additional financing and we could lose our vessels if our lenders foreclose their liens, and our ability to conduct our business would be severely impaired.

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Our stock price has fluctuated below the minimum required to continue the listing of our common shares on Nasdaq.

We are required to meet certain qualitative and financial tests (including a minimum bid price for our common shares of $1.00 per share, at least 500,000 publicly held shares, at least 300 public holders, and a market value of publicly held securities of $1 million), as well as other corporate governance standards, to maintain the listing of our common shares on the Nasdaq Capital Market. In calendar year 2017 to date, our stock price has fluctuated from a high of $12.50 on January 23, 2017 to a low of $0.86 on May 23, 2017, which low price falls beneath the $1.00 per share requirement imposed by the Nasdaq Capital Market to continue listing our shares.

There can be no assurance that we will be able to maintain compliance with the minimum bid price, shareholders’ equity, number of publicly held shares or other listing standards in the future. We may receive notices from Nasdaq that we have failed to meet its requirements, and proceedings to delist our stock could be commenced. If we are unable to maintain or regain compliance in a timely manner and our common shares are delisted, it could be more difficult to buy or sell our common shares and obtain accurate quotations, and the price of our shares could suffer a material decline. Delisting of our shares would breach a number of our credit facilities and loan arrangements, some of which contain cross default provisions. Delisting may also impair our ability to raise capital. We refer you to our annual report on Form 20-F for more information about our listing requirements.

USE OF PROCEEDS

This prospectus registers the sale of common shares with an aggregate offering price to the public of $50,000,000. We could receive up to $50,000,000 in connection therewith.

This prospectus also registers for resale 15 million common shares, of which:

•	2.5 million have already been issued to the Selling Shareholder, and we will not receive any proceeds from sales of common shares by the Selling Shareholder.

•	Up to 12.5 million are issuable upon the exercise of warrant (upon the conditions further described in “Description of Capital Stock - Description of the Warrant”). We will receive $1.60 each time a warrant is exercised (up to a total of approximately $20 million), but we will not receive any proceeds from the sales of these common shares by the Selling Shareholder.

We intend to use any proceeds received from our sales or the exercise of the warrants for working capital and general corporate purposes, and will specify in an amendment to this prospectus or a prospectus supplement if we intend to use the proceeds for other purposes. We will incur all costs associated with this registration statement and prospectus (other than underwriting discounts and commissions and any transfer taxes), which we anticipate to be approximately $35,000.

PER SHARE MARKET PRICE INFORMATION

Since April 11, 2016 our common shares have traded on the Nasdaq Capital Market under the symbol “GLBS”. Prior to April 11, 2016, our common shares traded on the Nasdaq Global Select Market. You should carefully review the high and low prices of our common shares in the tables for the months, quarters and years indicated under the heading Item 9. “The Offer and Listing” in our annual report on Form 20-F for the year ended December 31, 2016, which is incorporated by reference herein.

On October 20, 2016, we effected a four to one reverse stock split which reduced number of outstanding common shares from 10,510,741 to 2,627,674 shares (adjustments were made based on fractional shares). The share prices below have been adjusted to reflect the stock split.

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The table below sets forth the high and low prices for each of the periods indicated for our common shares as reported, from April 11, 2016 onwards, by the NASDAQ Capital Market, and prior to April 11, 2016, from the Nasdaq Global Select Market.

Period Ended	High	Low

Monthly
February 2018 (through and including February 6, 2018)	$1.38	$0.99
January 2018	$1.46	$1.13
December 2017	$2.01	$1.04
November 2017	$2.26	$0.91
October 2017	$1.25	$0.90
September 2017	$1.08	$0.88
August 2017	$1.15	$0.90

Quarterly
Fourth Quarter 2017	$2.26	$0.90
Third Quarter 2017	$1.89	$0.88
Second Quarter 2017	$4.96	$0.86
First Quarter 2017	$12.50	$3.00
Fourth Quarter 2016	$14.23	$1.66
Third Quarter 2016	$3.28	$1.64
Second Quarter 2016	$5.16	$1.00
First Quarter 2016	$0.88	$0.24

Yearly
2017	$12.50	$0.86
2016	$7.09	$0.20
2015	$10.16	$0.60
2014	$17.76	$8.88
2013	$16.84	$6.80

CAPITALIZATION

The following table sets forth our capitalization table as of September 30, 2017, on

•	An Actual basis; and

•	An as Adjusted basis, as of February 7, 2018, to give effect to:

o	the October 2017 Private Placement, in which 2.5 million common shares and warrants to purchase 12.5 million common shares were sold for $2.5 million in cash. (We have assumed no exercise of the October 2017 Warrants in the adjusted figures below.)

o	the February 2017 Transactions, pursuant to which February 2017 Warrants issued and were partially exercised within November 2017, December 2017 and January 2018, resulting in the issuance of 1,349,808 common shares. We have assumed no further exercise of such warrants in the adjusted figures below.

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o	The issuance of 10,526 and 8,548 common shares in October 2017 and January 2018, being the share based payment of the Non- Executive Directors of the Company for the 3rd quarter 2017 and the 4th quarter of 2017, respectively.

	As of Sep 30, 2017
	Actual	As Adjusted
	(dollars in thousands except per share and share data)
Capitalization:
Total debt (including current portion)	$41,797	$41,517

Preferred shares, $0.001 par value; 100,000,000 shares authorized, none issued, actual and as adjusted	—	—
Common shares, $0.004 par value; 500,000,000 shares authorized, 28,145,085 shares issued and outstanding actual, 32,013,967 shares issued and outstanding as adjusted (assuming no further exercise of the Company’s outstanding warrants)	$113	$128
Additional paid-in capital	$135,740	$140,405
Accumulated deficit	$(94,452)	$(94,452)
Total shareholders’ equity	$41,401	$46,081
Total capitalization	$83,198	$87,598

Other than the adjustments described above, there have been no significant adjustments to our capitalization since September 30, 2017. This table should be read in conjunction with the consolidated financial statements and related notes included in our annual report for the year ended December 31, 2016, on Form 20-F filed with the Commission on April 11, 2017 and incorporated by reference herein.

SELLING SHAREHOLDER

Based solely upon information furnished to us by the Selling Shareholder, the following table sets forth information with respect to the beneficial ownership of our common shares held as of the date of this prospectus (or to be held, as noted below) by the Selling Shareholder. The Selling Shareholder is offering an aggregate of up to 15 million of our common shares, 2.5 million of which are outstanding and 12.5 million of which may be issued upon exercise of the October 2017 Warrant, which was acquired in a private transaction. The Selling Shareholder may sell some, all or none of its shares covered by this prospectus. The Selling Shareholder may also transfer its warrant. We may update this table by filing a prospectus supplement in the event the Selling Shareholder transfers its warrants.

Under the terms of the warrants, the Selling Shareholder may not exercise its warrant to the extent such exercise would cause the Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of common shares which would exceed 4.99% (which may be increased upon no less than 61 days’ notice, but not to exceed 9.99%) of our then outstanding common shares following such exercise, excluding for purposes of such determination common shares issuable upon exercise of the warrants which have not been exercised. We refer to this as the “Blocker Provision”.

The Blocker Provision does not limit the Selling Shareholder from acquiring up to 4.99% of our common shares, selling all of its common shares, and re-acquiring up to 4.99% of our common shares. Until the warrants expire or the Selling Shareholder exercises and sells all of its common shares, the calculation of the number of common shares issuable to the Selling Shareholder at any given point in time will change based upon the total number of common shares outstanding. Accordingly, the table below assumes that the Blocker Provision does not exist, with the effect that beneficial ownership of the Selling Shareholder is presented (for purposes of disclosure in this prospectus only) on a fully as exercised basis:

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Selling Shareholder	Common Shares Prior to the Offering(1)		Percentage of Class (2)	Total Common Shares Offered Hereby	Percentage of the Class Following the Offering (3)
United Capital Investments Corp. (4)	15,000,000	(5)	34%	15,000,000	0%

(1)	These figures assume full exercise of the Selling Shareholder’s warrant (as though the Blocker Provisions were not in effect).
(2)	These percentages assume full exercise of the Selling Shareholder’s warrant (as though the Blocker Provisions did not exist) and without exercise of any of the Company’s other outstanding warrants.
(3)	Assumes that the Selling Shareholder sells all of its common shares offered hereby.
(4)	United Capital Investments Corp. is a Liberian corporation with registered address at 80 Broad Street, Monrovia, Liberia.
(5)	12.5 million of these commons shares are issuable upon exercise of the Selling Shareholder’s warrant, and assumes that the Blocker Provisions are not in effect.

PLAN OF DISTRIBUTION

We and the Selling Shareholder may sell our common shares through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we and the Selling Shareholder may sell our common shares included in this prospectus through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	trading plans entered into by the Selling Shareholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans.

In addition, we and the Selling Shareholder may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. The Selling Shareholder may enter into hedging transactions with respect to our securities. For example, the Selling Shareholder may:

•	enter into transactions involving short sales of our common shares by broker-dealers;

•	sell common shares short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require the Selling Shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

•	loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The Selling Shareholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. We may also choose to sell securities separately from this prospectus in a transaction exempt from registration under the Securities Act, or to conduct an offering that is registered under a separate registration statement on Form F-1 or another registration statement.

The Selling Shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the Selling Shareholder or borrowed from the Selling Shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the Selling Shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, the Selling Shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

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The Selling Shareholder and any broker-dealers or other persons acting on our behalf or on the behalf of the Selling Shareholder that participate with the Selling Shareholder in the distribution of the securities may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have informed the Selling Shareholder, that Regulation M, promulgated under the Exchange Act, may apply to sales by the Selling Shareholder in the market. We and the Selling Shareholder may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us and any discounts, commissions or concessions allowed or re-allowed or paid to dealers. Furthermore, the Selling Shareholder may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by the Selling Shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of the Selling Shareholder’s securities on the basis of parameters described in such trading plans.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Capital Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by the Selling Shareholder for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act. If more than 5% of the net proceeds of any offering of common shares made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

The Selling Shareholder represented and warranted to us that it acquired the securities subject to this registration statement and prospectus with no intent to distribute the securities.

DESCRIPTION OF CAPITAL STOCK

We refer you to “Item 10. Additional Information B. Memorandum and Articles of Association” contained within our Annual Report on Form 20-F for the year ended December 31, 2016, which was filed on April 11, 2017 and is incorporated by reference into this prospectus, for the description of our capital stock.

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Transfer Agent

The registrar and transfer agent for our common shares is Computershare Inc.

Share History

October 2017 Private Placement

On October 19, 2017, we entered into a Share and Warrant Purchase Agreement (the “October 2017 SPA”) pursuant to which we sold for $2.5 million an aggregate of 2.5 million of our common shares share and a warrant (the “October 2017 Warrant”) to purchase 12.5 million of our common shares at a price of $1.60 per share (subject to adjustment as more fully described herein in “Description of Capital Stock - Description of the Warrant”) to an investor in a private placement (the “October 2017 Private Placement”). These securities were issued in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). On that day, we also entered into a registration rights agreement with the purchaser providing it with certain rights relating to registration under the Securities Act of the 2.5 million common shares issued in connection with the October 2017 Private Placement and the common shares underlying the October 2017 Warrant. As of the date hereof, the October 2017 Warrant has not been exercised.

In this registration statement and prospectus, we are registering the resale of (a) the 2.5 million common shares sold in the October 2017 Private Placement, (b) the 12.5 million common shares issuable upon exercise of the October 2017 Warrant, and the primary offering of common shares with an aggregate offering price to the public of $50,000,000.

Under the terms of the October 2017 Warrant, the Selling Shareholder may not exercise its warrant to the extent such exercise would cause the Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of common shares which would exceed 4.99% (which may be increased upon no less than 61 days’ notice, but not to exceed 9.99%) of our then outstanding common shares immediately following such exercise, excluding for purposes of such determination common shares issuable upon exercise of the October 2017 Warrant which have not been exercised. This provision does not limit the Selling Shareholder from acquiring up to 4.99% of our common shares, selling all of their common shares, and re-acquiring up to 4.99% of our common shares. We refer to this as the “Blocker Provision”.

The October 2017 Warrant contains a provision whereby its holder has the right to a cashless exercise if, six months after its issuance, a registration statement covering their resale is not effective. If for any reason we are unable to keep such a registration statement active and our share price is higher than the $1.60 exercise price, we could be required to issue shares without receiving cash consideration. The October 2017 Warrant is exercisable for 24 months after its issuance.

February 2017 Transactions

On February 8, 2017, we entered into a Share and Warrant Purchase Agreement pursuant to which we sold for $5 million an aggregate of 5 million of our common shares (the “February 2017 Common Shares”) and warrants (the “February 2017 Warrants”) to purchase 25 million of our common shares at a price of $1.60 per share to a number of investors in a private placement (the “February 2017 Private Placement”). These securities were issued in transactions exempt from registration under the Securities Act. One of the investors, Robelle Holding Co., was owned and to our knowledge remains owned and controlled by the sister of our Chief Executive Officer, who is also the daughter of our Chairman.

On February 9, 2017 we entered into a registration rights agreement with the purchasers in the February 2017 Private Placement providing them with certain rights relating to registration under the Securities Act of the common shares issued in the February 2017 Private Placement and the common shares underlying the February 2017 Warrants.

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In connection with the closing of the February 2017 Private Placement, we also entered into two loan amendment agreements (each, a “Loan Amendment Agreement”) with each of two of our lenders.

One loan amendment agreement was entered into by the Company with Firment Trading Limited, a Marshall Islands corporation (“Firment”), a related party to us (it is an affiliate of our chairman) and the lender of the then outstanding loan in the principal amount of $18,523,787 to the Company (the “Firment Credit Facility”), pursuant to which Firment released (the “Firment Loan Amendment”) an amount equal to $16,885,000 (but to have an amount equal to $1,638,787 remain outstanding, and to continue to accrue under the Firment Credit Facility as though it were principal) of the Firment Credit Facility and the Company issued to Firment Shipping Inc., an affiliate of Firment 16,885,000 common shares (the “Firment Shares”) and a warrant to purchase 6,230,580 common shares at a price of $1.60 per share (subject to adjustment, the “Firment Warrant”, together with Firment Shares, the “Firment Securities”). Subsequent to the closing of the February 2017 private placement, Globus repaid the outstanding amount on the Firment Credit Facility in its entirety.

The other loan amendment agreement was entered into by the Company with Silaner Investments Limited, a Cyprus company (“Silaner”), a related party to us (it is an affiliate of our chairman) and the lender of the then outstanding loan in the principal amount of $3,189,048 to the Company (the “Silaner Credit Facility”), pursuant to which Silaner agreed to release (the “Silaner Loan Amendment”) an amount equal to the outstanding principal of $3,115,000 (but to have an amount equal to the accrued and unpaid interest of $74,048 remain outstanding, and to continue to accrue under the Silaner Credit Facility as though it were principal) of the Silaner Credit Facility and the Company issued to Firment Shipping Inc., an affiliate of Silaner 3,115,000 common shares (the “Silaner Shares”) and a warrant to purchase 1,149,437 common shares at a price of $1.60 per share (subject to adjustment, the “Silaner Warrant”, together with the Silaner Shares, the “Silaner Securities”). Subsequent to the closing of the February 2017 private placement, Globus repaid the outstanding amount on the Silaner Credit Facility in its entirety.

The February 2017 Warrants, the Firment Warrant and the Silaner Warrant are each exercisable for 24 months after their respective issuance. We refer to the entry into the Loan Amendment Agreements and Registration Rights Agreements and the issuances of the 5 million common shares, the February 2017 Warrants, Firment Securities, and the Silaner Securities as the “February 2017 Transactions.”

On April 13, 2017, we filed a registration statement on Form F-3 which registered the resale of the February 2017 Common Shares and the common shares issuable upon the exercise of the February 2017 Warrants, the Firment Warrant, and the Silaner Warrant. Subsequent to the filing of the registration statement, three investors partially exercised their warrants, purchasing 1,856,808 of our common shares for aggregate gross proceeds to us of approximately $3.0 million.

On June 23, 2017, we reached an agreement with DVB Bank SE to amend the DVB Loan Agreement, including amendments to relax or waive certain covenants for the period from April 1, 2017 to April 1, 2018 (the “Restructuring period”). The amendments with respect to the restructuring period were subject to a $1.7 million prepayment that was made in September 2017, which is the aggregated amount of two quarterly installments for each tranche, and another $1.7 million was deferred to the balloon payment of each tranche.

On July 10, 2017, we reached an agreement with HSH Nordbank AG to amend the HSH Loan Agreement including amendments to relax or waive certain covenants of the original loan agreement until March 3, 2018. The Company paid in September 2017 $1 million for repayment of debt and the four scheduled principal installments due within 2017, each amounting to $693,595, were deferred to the balloon payment. In addition, the Company undertook to raise new equity of at least $1.8 million.

Description of the Warrant

The October 2017 Warrant underlying 12.5 million of the common shares being registered in this prospectus were issued on October 19, 2017 and have an exercise price of $1.60 per share. Both the number of shares issuable and the exercise price are subject to adjustments under customary conditions including share dividends and stock splits, as provided under the terms of the October 2017 Warrant.

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Under the terms of the October 2017 Warrant issued pursuant to the October 2017 SPA, the Selling Shareholder may not exercise the October 2017 Warrant to the extent such exercise would cause the Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of our common shares which would exceed 4.99% (which may be increased upon no less than 61 days’ notice, but not to exceed 9.99%) of our then outstanding common shares following such exercise, excluding for purposes of such determination common shares issuable upon exercise of the October 2017 Warrant which have not been exercised. This provision does not limit the Selling Shareholder from acquiring up to 4.99% of our common shares, selling all of their common shares, and re-acquiring up to 4.99% of our common shares. We refer to this as the “Blocker Provisions”.

The October 2017 Warrant was immediately exercisable upon its issuance and will expire two years after its issuance (October 19, 2019). It contains a penalty provision whereby the warrant’s holder has the right to a cashless exercise if, six months after its issuance, a registration statement covering their resale is not effective. If for any reason we are unable to keep such a registration statement active and our share price is higher than the $1.60 exercise price, we could be required to issue shares without receiving cash consideration.

The October 2017 Warrants and October 2017 SPA require us, within the later of (a) five full trading days of the exercise of a warrant and (b) three full trading days after receipt of the purchase price for such exercised warrants, to issue common shares, which, where called for in the warrants and the October 2017 SPA, must be free of restrictive legends. We are similarly obligated, where called for pursuant to the terms of the October 2017 SPA, to remove restrictive legends from 2.5 million common shares issued to purchasers in the October 2017 Private Placement being registered for resale in this prospectus. If we are unable to deliver proof that the above has occurred when required and if a warrant or shareholder has traded the common shares that we have failed to deliver unlegended, penalty provisions of the October 2017 SPA and October 2017 Warrant require us to make whole any warrant holder or shareholder who loses money by purchasing shares on the common market to complete its trade.

Listing

Our common stock is listed on The NASDAQ Capital Market under the symbol “GLBS”.

TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following discussion is based upon the opinion of Watson Farley & Williams LLP and the current laws of the Republic of the Marshall Islands and is applicable only to persons who are not citizens of and do not reside in, maintain offices in or engage in business, transactions, or operations in the Republic of the Marshall Islands.

Because we and our subsidiaries do not, and we do not expect that we or any of our subsidiaries will, conduct business, transactions, or operations in the Republic of the Marshall Islands, and because we anticipate that all documentation related to any offerings pursuant to this prospectus will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law holders of our common shares will not be subject to Marshall Islands taxation or withholding on dividends. In addition, holders of our common shares will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of common shares, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the shares of common shares.

It is the responsibility of each shareholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Accordingly, each shareholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal, tax returns which may be required of such shareholder.

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United States Tax Considerations

The following is a discussion of material United States federal income tax consequences of the ownership and disposition of the Company’s common shares that, subject to the representations, covenants, assumptions, conditions and qualifications described herein, may be relevant to prospective shareholders and, unless otherwise noted in the following discussion, is the opinion of Watson Farley & Williams LLP, our United States counsel, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of our operations contained herein. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing final, temporary and proposed regulations thereunder and current administrative rulings and court decisions, all as in effect on the effective date of this prospectus and all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No rulings have been or are expected to be sought from the United States Internal Revenue Service, or the IRS, with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions.

The following summary does not deal with all United States federal income tax consequences applicable to any given holder of our common shares, nor does it address the United States federal income tax considerations applicable to categories of investors subject to special taxing rules, such as expatriates, banks, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations, dealers or traders in securities or currencies, partnerships, S corporations, estates and trusts, investors that hold their common shares as part of a hedge, straddle or an integrated or conversion transaction, investors whose “functional currency” is not the United States dollar or investors that own, directly, indirectly, or by attribution, 10% or more of our stock by vote or value. Furthermore, the discussion does not address alternative minimum tax consequences or estate or gift tax consequences, or any state tax consequences, and is limited to shareholders that will hold their common shares as “capital assets” within the meaning of Section 1221 of the Code. Each shareholder is encouraged to consult, and discuss with his or her own tax advisor the United States federal, state, local and non-United States tax consequences particular to him or her of the acquisition, ownership or disposition of common shares. Further, it is the responsibility of each shareholder to file all state, local and non-United States, as well as United States federal, tax returns that may be required of it.

United States Federal Income Taxation of United States Holders

As used herein, “United States Holder” means a beneficial owner of the Company’s common shares that is an individual citizen or resident of the United States for United States federal income tax purposes, a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), an estate the income of which is subject to United States federal income taxation regardless of its source or a trust where a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust (or a trust that has made a valid election under United States Department of the Treasury regulations to be treated as a domestic trust). A “Non-United States Holder” generally means any owner (or beneficial owner) of common shares that is not a United States Holder, other than a partnership. If a partnership holds common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding common shares should consult their own tax advisors regarding the tax consequences of an investment in the common shares (including their status as United States Holders or Non-United States Holders).

Distributions

Subject to the discussion of passive foreign investment companies, or PFICs, below, any distributions made by the Company with respect to the common shares to a United States Holder will generally constitute dividends, which may be taxable as ordinary income or qualified dividend income as described in more detail below, to the extent of the Company’s current or accumulated earnings and profits as determined under United States federal income tax principles. Distributions in excess of the Company’s earnings and profits will be treated as a nontaxable return of capital to the extent of the United States Holder’s tax basis in its common shares and, thereafter, as capital gain.

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Dividends paid in respect of the Company’s common shares may qualify for the preferential rate attributable to qualified dividend income if: (1) the common shares are readily tradable on an established securities market in the United States; (2) the Company is not a PFIC for the taxable year during which the dividend is paid or in the immediately preceding taxable year; (3) the United States Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend and (4) the United States Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. The first requirement currently is and has been met, as our common shares are listed on the Nasdaq Capital Market tier of the Nasdaq Stock Market, which is an established securities market. Further, there is no minimal trading requirement for shares to be “readily tradable,” so as long as our common shares remain listed on the Nasdaq Capital Market or any other established securities market in the United States, the first requirement will be satisfied. However, if our common shares are delisted and are not tradable on an established securities market in the United States, the first requirement would not be satisfied, and dividends paid in respect of our common shares would not qualify for the preferential rate attributable to qualified dividend income. The second requirement is expected to be met as more fully described below under “—Consequences of Possible PFIC Classification.” Satisfaction of the final two requirements will depend on the particular circumstances of each United States Holder. Consequently, if any of these requirements are not met, the dividends paid to individual United States Holders in respect of the Company’s common shares would not be treated as qualified dividend income and would be taxed as ordinary income at ordinary rates.

Amounts taxable as dividends generally will be treated as income from sources outside the United States and will, depending on your circumstances, be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you. However, if (1)(A) in the case of a United States Holder’s taxable year ending before December 31, 2018, the Company is 50% or more owned, by vote or value, by United States persons, or (B) in the case of a United States Holder’s taxable year ending on or after December 31, 2018, the Company is 10% or more owned, by vote or value, by United States persons, or is a PFIC and (2) at least 10% of the Company’s earnings and profits are attributable to sources within the United States, then for foreign tax credit purposes, a portion of our dividends would be treated as derived from sources within the United States. Under such circumstances, with respect to any dividend paid for any taxable year, the United States source ratio of the Company’s dividends for foreign tax credit purposes would be equal to the portion of the Company’s earnings and profits from sources within the United States for such taxable year, divided by the total amount of the Company’s earnings and profits for such taxable year.

Consequences of Possible PFIC Classification

A non-United States entity treated as a corporation for United States federal income tax purposes will be a PFIC in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to a “look through” rule, either: (1) 75% or more of its gross income is “passive” income or (2) 50% or more of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income. If a corporation is a PFIC in any taxable year that a person holds shares in the corporation (and was not a qualified electing fund with respect to such year, as discussed below), the shares held by such person will be treated as shares in a PFIC for all future years (absent an election which, if made, may require the electing person to pay taxes in the year of the election). A United States Holder of shares in a PFIC would be required to file an annual information return on IRS Form 8621 containing information regarding the PFIC as required by United States Department of the Treasury regulations.

While there are legal uncertainties involved in this determination, including as a result of adverse case law described herein, based upon the Company’s and its subsidiaries’ expected operations as described herein and based upon the current and expected future activities and operations of the Company and its subsidiaries, the income of the Company and such subsidiaries from time charters should not constitute “passive income” for purposes of applying the PFIC rules, and the assets that the Company owns for the production of this time charter income should not constitute passive assets for purposes of applying the PFIC rules.

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Although there is no legal authority directly on point, this view is based principally on the position that the gross income that the Company and its subsidiaries derive from time charters constitutes services income rather than passive rental income. The Fifth Circuit Court of Appeals decided in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir., 2009) that a typical time charter is a lease, and not a contract for the provision of transportation services. In that case, the court was considering a tax issue that turned on whether the taxpayer was a lessor where a vessel was under a time charter, and the court did not address the definition of passive income or the PFIC rules; however, the reasoning of the case could have implications as to how the income from a time charter would be classified under such rules. If the reasoning of the Tidewater case is applied to the Company’s situation and the Company’s or its subsidiaries’ time charters are treated as leases, the Company’s or its subsidiaries’ time charter income could be classified as rental income and the Company would be a PFIC unless more than 25% of the income of the Company (taking into account the subsidiary look through rule) is from spot charters plus other active income or an active leasing exception applies. The IRS has announced that it will not follow the reasoning of the Tidewater case and would have treated the income from the time charters at issue in that case as services income, including for other purposes of the Code. The Company intends to take the position that all of its time, voyage and spot chartering activities will generate active services income and not passive leasing income, but in the absence of direct legal authority specifically relating to the Code provisions governing PFICs, the IRS or a court could disagree with this position. Although the matter is not free from doubt as described herein, based on the current operations and activities of the Company and its subsidiaries and on the relative values of the vessels in the Company’s fleet and the charter income in respect of the vessels, Globus Maritime Limited should not be treated as a PFIC during the taxable year ended December 31, 2016.

Based on the Company’s intention and expectation that the Company’s subsidiaries’ income from spot, time and voyage chartering activities plus other active operating income will be greater than 25% of the Company’s total gross income at all relevant times and that the gross value of the vessels subject to such time, voyage or spot charters will exceed the gross value of all the passive assets the Company owns at all relevant times, Globus Maritime Limited does not expect that it will constitute a PFIC with respect to a taxable year in 2017 or the near future thereafter.

The Company will try to manage its vessels and its business so as to avoid being classified as a PFIC for a future taxable year; however there can be no assurance that the nature of the Company’s assets, income and operations will remain the same in the future (notwithstanding the Company’s current expectations). Additionally, no assurance can be given that the IRS or a court of law will accept the Company’s position that the time charters that the Company’s subsidiaries have entered into or any other time charter that the Company or a subsidiary may enter into will give rise to active income rather than passive income for purposes of the PFIC rules, or that future changes of law will not adversely affect this position. The Company has not obtained a ruling from the IRS on its time charters or its PFIC status and does not intend to seek one. Any contest with the IRS may materially and adversely impact the market for the common shares and the prices at which they trade. In addition, the costs of any contest on the issue with the IRS will result in a reduction in cash available for distribution and thus will be borne indirectly by the Company’s shareholders.

If Globus Maritime Limited were to be classified as a PFIC in any year, each United States Holder of the Company’s shares will be subject (in that year and all subsequent years) to special rules with respect to: (1) any “excess distribution” (generally defined as any distribution received by a shareholder in a taxable year that is greater than 125% of the average annual distributions received by the shareholder in the three preceding taxable years or, if shorter, the shareholder’s holding period for the shares), and (2) any gain realized upon the sale or other disposition of the common shares. Under these rules:

➢	the excess distribution or gain will be allocated ratably over the United States Holder’s holding period;

➢	the amount allocated to the current taxable year and any year prior to the first year in which the Company was a PFIC will be taxed as ordinary income in the current year; and

➢	the amount allocated to each of the other taxable years in the United States Holder’s holding period will be subject to United States federal income tax at the highest rate in effect for the applicable class of taxpayer for that year, and an interest charge will be added as though the amount of the taxes computed with respect to these other taxable years were overdue.

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In order to avoid the application of the PFIC rules, United States Holders may make a qualified electing fund, or a QEF, election provided in Section 1295 of the Code in respect of their common shares. Even if a United States Holder makes a QEF election for a taxable year of the Company, if the Company was a PFIC for a prior taxable year during which such holder held the common shares and for which such holder did not make a timely QEF election, the United States Holder would also be subject to the more adverse rules described above. Additionally, to the extent any of the Company’s subsidiaries is a PFIC, an election by a United States Holder to treat Globus Maritime Limited as a QEF would not be effective with respect to such holder’s deemed ownership of the stock of such subsidiary and a separate QEF election with respect to such subsidiary is required. In lieu of the PFIC rules discussed above, a United States Holder that makes a timely, valid QEF election will, in very general terms, be required to include its pro rata share of the Company’s ordinary income and net capital gains, unreduced by any prior year losses, in income for each taxable year (as ordinary income and long-term capital gain, respectively) and to pay tax thereon, even if no actual distributions are received for that year in respect of the common shares and even if the amount of that income is not the same as the amount of actual distributions paid on the common shares during the year. If the Company later distributes the income or gain on which the United States Holder has already paid taxes under the QEF rules, the amounts so distributed will not again be subject to tax in the hands of the United States Holder. A United States Holder’s tax basis in any common shares as to which a QEF election has been validly made will be increased by the amount included in such United States Holder’s income as a result of the QEF election and decreased by the amount of nontaxable distributions received by the United States Holder. On the disposition of a common share, a United States Holder making the QEF election generally will recognize capital gain or loss equal to the difference, if any, between the amount realized upon such disposition and its adjusted tax basis in the common share. In general, a QEF election should be made by filing a Form 8621 with the United States Holder’s federal income tax return on or before the due date for filing such United States Holder’s federal income tax return for the first taxable year for which the Company is a PFIC or, if later, the first taxable year for which the United States Holder held common shares. In this regard, a QEF election is effective only if certain required information is made available by the PFIC. Subsequent to the date that the Company first determines that it is a PFIC, the Company will use commercially reasonable efforts to provide any United States Holder of common shares, upon request, with the information necessary for such United States Holder to make the QEF election.

In addition to the QEF election, Section 1296 of the Code permits United States Holders to make a “mark-to-market” election with respect to marketable shares in a PFIC, generally meaning shares regularly traded on a qualified exchange or market and certain other shares considered marketable under United States Department of the Treasury regulations. For this purpose, a class of shares is regularly traded on a qualified exchange or market for any calendar year during which such class of shares is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter of the year. Our common shares historically have been regularly traded on the Nasdaq Capital Market or the Nasdaq Global Market, which are established securities markets. However, if our common shares were to be delisted, then the mark-to-market election generally would be unavailable to United States Holders. If a United States Holder makes a mark-to-market election in respect of its common shares, such United States Holder generally would, in each taxable year: (1) include as ordinary income the excess, if any, of the fair market value of the common shares at the end of the taxable year over such United States Holder’s adjusted tax basis in the common shares, and (2) be permitted an ordinary loss in respect of the excess, if any, of such United States Holder’s adjusted tax basis in the common shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election (with the United States Holder’s basis in the common shares being increased and decreased, respectively, by the amount of such ordinary income or ordinary loss). The consequences of this election may be less favorable than those of a QEF election for United States Holders that are sensitive to the distinction between ordinary income and capital gain.

United States Holders are urged to consult their tax advisors as to the consequences of making a mark-to-market or QEF election, as well as other United States federal income tax consequences of holding shares in a PFIC.

As previously indicated, if the Company were to be classified as a PFIC for a taxable year in which the Company pays a dividend or the immediately preceding taxable year, dividends paid by the Company would not constitute “qualified dividend income” and, hence, would not be eligible for the reduced rate of United States federal income tax.

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Sale, Exchange or Other Disposition of Common Shares

A United States Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of common shares in an amount equal to the difference between the amount realized by the United States Holder from such sale, exchange or other disposition and the United States Holder’s tax basis in such common shares. Assuming the Company does not constitute a PFIC for any taxable year, this gain or loss will generally be treated as long-term capital gain or loss if the United States Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Long term capital gains recognized by a United States Holder other than a corporation are generally taxed at preferential rates. A United States Holder’s ability to deduct capital losses is subject to limitations.

Net Investment Income Tax

A United States Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) such United States Holder’s “net investment income” (or undistributed “net investment income” in the case of estates and trusts) for the relevant taxable year and (2) the excess of such United States Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States Holder’s net investment income will generally include its gross dividend income and its net gains from the disposition of the common shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Net investment income generally will not include a United States Holder’s pro rata share of the Company’s income and gain (if we are a PFIC and that United States Holder makes a QEF election, as described above in “—Consequences of Possible PFIC Classification”). However, a United States Holder may elect to treat inclusions of income and gain from a QEF election as net investment income. Failure to make this election could result in a mismatch between a United States Holder’s ordinary income and net investment income. If you are a United States Holder that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the net investment income tax to your income and gains in respect of your investment in the common shares.

United States Federal Income Taxation of Non-United States Holders

A Non-United States Holder will generally not be subject to United States federal income tax on dividends paid in respect of the common shares or on gains recognized in connection with the sale or other disposition of the common shares provided that the Non-United States Holder makes certain tax representations regarding the identity of the beneficial owner of the common shares, that such dividends or gains are not effectively connected with the Non-United States Holder’s conduct of a United States trade or business and that, with respect to gain recognized in connection with the sale or other disposition of the common shares by a non-resident alien individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition and other conditions are met. If the Non-United States Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common shares, including dividends and gain from the sale, exchange or other disposition of the common stock, that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed above relating to the taxation of United States Holders.

Backup Withholding and Information Reporting

Information reporting to the IRS may be required with respect to payments on the common shares and with respect to proceeds from the sale of the common shares. With respect to Non-United States Holders, copies of such information returns may be made available to the tax authorities in the country in which the Non-United States Holder resides under the provisions of any applicable income tax treaty or exchange of information agreement. A “backup” withholding tax may also apply to those payments if:

➢	a holder of the common shares fails to provide certain identifying information (such as the holder’s taxpayer identification number or an attestation to the status of the holder as a Non-United States Holder);

➢	such holder is notified by the IRS that he or she has failed to report all interest or dividends required to be shown on his or her federal income tax returns; or

➢	in certain circumstances, such holder has failed to comply with applicable certification requirements.

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Backup withholding is not an additional tax and may be refunded (or credited against the holder’s United States federal income tax liability, if any), provided that certain required information is furnished to the IRS in a timely manner.

Non-United States Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

United States Holders of common shares may be required to file forms with the IRS under the applicable reporting provisions of the Code. For example, such United States Holders may be required, under Sections 6038, 6038B and/or 6046 of the Code, and the regulations thereunder, to supply the IRS with certain information regarding the United States Holder, other United States Holders and the Company if (1) such person owns at least 10% of the total value or 10% of the total combined voting power of all classes of shares entitled to vote or (2) the acquisition of our common shares, when aggregated with certain other acquisitions that may be treated as related under applicable regulations, exceeds $100,000 in value. In the event a United States Holder fails to file a form when required to do so, the United States Holder could be subject to substantial tax penalties.  You should consult your tax advisor regarding the filing of these forms.

Individual United States Holders who hold certain specified foreign assets with values in excess of certain dollar thresholds are required to report such assets on IRS Form 8938 with their United States federal income tax return, subject to certain exceptions (including an exception for foreign assets held in accounts maintained by financial institutions). Stock in a foreign corporation, including our common shares, is a specified foreign asset for this purpose. Penalties apply for failure to properly complete and file Form 8938. You should consult your tax advisor regarding the filing of this form.

We encourage each United States Holder and Non-United States Holder to consult with his, her or its own tax advisor as to the particular tax consequences to him, her or it of holding and disposing of the Company’s common shares, including the applicability of any federal, state, local or foreign tax laws and any proposed changes in applicable law.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee		$9,104
FINRA filing fee	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Printing and typesetting expenses	$	*
Blue sky fees and expenses	$	*
Miscellaneous	$	*
Total	$	*

*To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this registration statement and prospectus.

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LEGAL MATTERS

The validity of the securities offered by this prospectus with respect to Marshall Islands law and certain other legal matters relating to United States and Marshall Islands law will be passed upon for us by Watson Farley & Williams LLP, New York, New York.

EXPERTS

The consolidated financial statements of Globus Maritime Limited appearing in Globus Maritime Limited’s Annual Report (Form 20-F) for the year ended December 31, 2016, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors Accountants S.A. is located at 8B Chimarras street, 15125, Maroussi, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified-Auditors-Accountants ("SOEL"), Greece with registration number 107.

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$50,000,000 of Common Shares

15,000,000 Common Shares offered by the Selling Shareholder

PROSPECTUS

February 8, 2018